As filed with the Securities and Exchange Commission on March 17, 2017
Registration No. 333-216047

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1

TO THE

FORM S-1

KINETIC GROUP INC.

 (Exact name of Registrant as specified in its charter)

                                  Nevada

 (State or other jurisdiction of incorporation or organization)

                                    7310

 (Primary Standard Industrial Classification Code Number)

                         47-4685650

 (I.R.S. Employer Identification Number)

8275 S.Eastern Ave, Ste 200-17, Las Vegas, NV 89123 Phone: (702) 724-2666

 (Address, including zip code, and telephone number, including are code, of registrant’s principal executive offices)

Yaroslav Startsev, C.E.O.

8275 S.Eastern Ave, Ste 200-17, Las Vegas, NV 89123 Phone: (702) 724-2666

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

 As soon as practicable after the effective date of this registration statement

 (Approximate date of commencement of the proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large Accelerated Filer [ ]	Accelerated Filer [ ]
Non-Accelerated Filer [ ] (Do not check if a smaller reporting company)	Smaller Reporting Company [X]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)

Common Stock, par value $0.001 per share	20,000,000	$0.0175	$350,000	$40.56

(1)    Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act.

(2)   Calculated pursuant to Rule 457(a) under the Securities Act based on an estimate of the proposed maximum aggregate offering price.

(3)   A registration fee of $40.56 has been paid.

The registrant will amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion, dated April 30, 2017

20,000,000 Shares

Common Stock

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

KINETIC GROUP INC.

SHARES OF COMMON STOCK

2,000,000 Minimum – 20,000,000 Maximum

We are offering a minimum of 2,000,000 and a maximum of 20,000,000 shares of our common stock in a direct public offering, without any involvement of underwriters or broker-dealers on a best efforts basis.  The offering price is $0.0175 per share. This registration statement constitutes the initial public offering of the company’s common stock. This Offering will start on the effective date of this Prospectus and continue for a period of up to 180 days. The offering will continue until all 20,000,000 shares of common stock are sold, the expiration of 180 days from the date of this prospectus, which period may be extended for up to an additional 90 days at our discretion, or until we elect to terminate the Offering, whichever event occurs first.  Funds from this offering will be placed in a separate bank account at Bank of America. There is no escrow, trust or similar account in which your subscription will be deposited.  The bank account is merely a separate interest bearing savings account under our control where we have segregated your funds. Our officers and directors will not use the subscription proceeds prior to satisfaction of the minimum and issuance of the shares for working capital, collateral for the company, or other purposes. You will not have the right to withdraw your funds during the offering. If the minimum is not reached, funds held in the Bank of America account will be returned without interest.

Investing in our common stock involves risks.  See "Risk Factors" starting on page 8.

We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act. Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months. The financial statements do not include any adjustments that might result from the uncertainty about our ability to continue in business. As such we may have to cease operations and you could lose your investment.

Kinetic Group Inc. is not a Blank Check company. We have no plans, arrangements, commitments or understandings to engage in a merger with or acquisition of another company. No proceeds raised in the offering will be used towards any business combination commonly undertaken by a blank check company.

The shares of our common stock to be sold by us will be sold on our behalf by our executive officers and directors. Our officers and directors must sell the minimum number of securities offered (2,000,000) if any are sold. Our officers and directors are required to use only their best efforts to sell the maximum number of securities offered (20,000,000). Such officers and directors will not receive any compensation or commission on the proceeds from the sale of our shares on our behalf, if any.

There is currently no established public trading market for our securities and an active trading market in our securities may not develop or, if it is developed, may not be sustained.  A market maker is needed to file an application with the Financial Industry Regulatory Authority (“FINRA”) on our behalf so that the shares of our common stock may be quoted on an inter-dealer quotation system such as OTC Markets or the Nasdaq OMX.  Commencing upon the effectiveness of our registration statement of which this Prospectus is a part, we will seek out a market maker.  There can be no assurance that the market maker’s application will be accepted by FINRA, nor can we estimate as to the time period that the application will require to be completed, submitted or approved, if at all.  There can be no assurance that our common stock will ever be quoted on a stock exchange or a quotation service or that any market for our stock will develop. If our common stock is accepted for quotation, the application of the “Penny Stock” rules could adversely affect the market price of our common shares and increase your transaction costs to sell those shares. See the Risk Factor on page 16.

	Offering Price	Expenses	Proceeds to Us
Per Share - Minimum	$0.0175	$0.00407	$0.01343
Per Share - Maximum	$0.0175	$0.000407	$0.017093
Minimum	$35,000	$8,141	$26,859
Maximum	$350,000	$8,141	$341,859

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus.  Any representation to the contrary is a criminal offense.

The date of this Prospectus is March 17, 2017.

PROSPECTUS SUMMARY

 The following summary highlights selected information, such as the company’s current operations and summary financial information contained in this Prospectus.  This summary does not contain all the information that may be important to you.  You should read the more detailed information contained in this Prospectus, including but not limited to, the risk factors beginning on page 8. In addition, certain statements are forward-looking statements, which involve risks and uncertainties. See “Disclosure Regarding Forward-Looking Statements.”

References in this Prospectus to “Kinetic Group”, “Company”, “we”, “our”, or “us” refer to Kinetic Group Inc.  unless otherwise indicated or the context otherwise requires.

Forward-Looking Statements

In addition to historical information, this prospectus contains forward-looking statements. The words "forecast", "eliminate", "project", "intend", "expect", "should", "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors, including those discussed in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Except as required by law, we assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Our Company

Kinetic Group Inc., a Nevada corporation, was formed under the laws of the State of Nevada on June 6, 2014.  Kinetic Group is a full service integrated digital marketing agency. The company offers a range of web services, including web marketing services, social media services, search engine management, custom web design and development, including social media and content management solutions. We build digital strategies that help our clients to have fruitful dialogues with their audiences, whether targeted or non-targeted. We provide consulting on a wide variety of issues, from selection of domain name registrars and hosting providers, to the most cost-efficient and effective marketing strategies.

Whether our client needs an integrated digital plan, a website, or social media marketing, we guide the client through the necessary steps to establish their online presence, generate traffic to their websites and increase direct consumer interaction. With display ads on hand-picked websites and quality publishers, we also ensure that our clients reach the audience they want in any part of the world.

We generate revenue from sales of our digital marketing and website development services directly to small and medium-sized businesses.  We generate targeted leads and new business opportunities by leveraging on-line marketing strategies, through direct marketing, referrals and our primary website that provides a description of our company and our service offerings (www.groupkinetic.com).

We have commenced our operations during the year ended September 30, 2015. As of December 31, 2016 we have generated $23,400 in revenues from consulting services related to website development and search engine management and have incurred $9,136 in cost of revenue and $18,808 in operating expenses since our inception on June 6, 2014.

To date, we have relied upon revenues from our operations and sales of our securities in unregistered private placement transactions to fund our operations.  We are a development stage company with a limited operating history. Accordingly, for the foreseeable future, we will continue to be dependent on revenues from operations and additional financing in order to maintain our operations and continue with our corporate activities.

This offering and any investment in our common stock involve a high degree of risk.  If our future revenues will not be sufficient to cover our operating costs we may be obliged to cease business operations due to lack of funds. If we raise only the minimum amount of proceeds from this offering, we will have limited funds available to build and grow our business. There is no assurance that we will achieve any additional sales of our equity securities or arrange for debt or other financing for us to fund our planned business activities. We have no assurance that future financing will be available to us on acceptable terms.  If financing is not available on satisfactory terms, we may be unable to continue, develop, or expand our operations.  Equity financing could result in additional dilution to existing shareholders.

Our directors collectively own 100% of the 2,750,000 outstanding shares of our common stock as of the date of this offering.  If the minimum amount of the shares will be sold, our directors will own 57.89% of our outstanding common stock.  Accordingly, they will have a significant influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets.

The interests of our directors may differ from the interests of the other stockholders and thus result in corporate decisions that are disadvantageous to other shareholders.

Our principal executive office is located at 8275 S.Eastern Ave, Ste 200-17, Las Vegas, NV 89123 and our telephone number is (702) 724-2666.  Our primary website address is www.groupkinetic.com. The information on, or that can be accessed through this website is not part of this prospectus.

We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act.

The Company shall continue to be deemed an emerging growth company until the earliest of:

(a) the last day of the fiscal year of the issuer during which it had total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every 5 years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) or more;

(b) the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the issuer pursuant to an effective registration statement under this title;

(c) the date on which such issuer has, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or

(d) the date on which such issuer is deemed to be a ‘large accelerated filer’, as defined in section 240.12b-2 of title 17, Code of Federal Regulations, or any successor thereto.’.

The Company intends to take advantage of all of the reduced regulatory and reporting requirements that will be available to it so long as it qualifies as an “emerging growth company”.

Among other things, this means that the Company's independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of the Company's internal control over financial reporting so long as it qualifies as an “emerging growth company”, which may increase the risk that weaknesses or deficiencies in the internal control over financial reporting go undetected. Likewise, so long as it qualifies as an “emerging growth company”, the Company may elect not to provide certain information, including certain financial information and certain information regarding compensation of executive officers, which would otherwise have been required to provide in filings with the SEC, which may make it more difficult for investors and securities analysts to evaluate the Company.

Notwithstanding the above, we are also currently a “smaller reporting company”, meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $75 million and annual revenues of less than $50 million during the most recently completed fiscal year. In the event that we are still considered a “smaller reporting company”, at such time are we cease being an “emerging growth company”, we will be required to provide additional disclosure in our SEC filings.  However, similar to “emerging growth companies”, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; are not required to conduct say-on-pay and frequency votes until annual meetings occurring on or after January 21, 2013; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports.  Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze the Company’s results of operations and financial prospects.

The Company has irrevocably opted out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the Act.

The Offering

Following is a brief summary of this offering:

Securities being offered:	2,000,000 shares of common stock minimum and 20,000,000 shares of common stock maximum, par value $0.001
Offering price per share:	$ 0.0175
Offering period:	The shares are being offered for a period not to exceed 180 days or 270 days, if extended.

Net proceeds to us:	Approximately $26,860 assuming the minimum number of shares is sold. Approximately $341,860 assuming the maximum number of shares is sold.
Use of proceeds:	We will use the proceeds to pay for the implementation of our business plan, administrative expenses and general working capital.

Number of shares outstanding before the offering:	2,750,000
Number of shares outstanding after the offering:	4,750,000 (if minimum number of shares are sold) 22,7500,000 (if maximum number of shares are sold)

The Company’s officers, directors and control persons do not intend to purchase any shares in this offering.

Selected Financial Data

The following financial information summarizes the more complete historical financial information at the end of this Prospectus. The summary information below should be read in conjunction with “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes included elsewhere in this Prospectus.

Income Statement Data:

	For the Three Months	For the Year	For the Year
	Ended	Ended	Ended
	December 31, 2016 (Unaudited)	September 30, 2016 (Audited)	September 30, 2015 (Audited)

Revenue	$7,250	$16,150	$-
Cost of Revenue	(2,086)	(7,050)	-
Operating Expenses	(2,494)	(12,600)	(3,714)
Net Income (Loss)	$2,670	$(3,500)	$(3,714)

Balance Sheet Data:

	As of	As of	As of
	December 31,	September 30,	September 30,
	2016	2016	2015
	(Unaudited)	(Audited)	(Audited)

Total Assets	$20,647	$13,755	$3,504
Total Liabilities	(22,666)	(18,444)	(4,693)
Shareholders' (Deficit)	$(2,019)	$(4,689)	$(1,189)

As of December 31, 2016, we had a working capital deficiency of $(7,010) and accumulated deficit of $(4,769) since inception.

RISK FACTORS

Any investment in our securities involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our common stock. Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this prospectus.

Risks Related to our Business and Industry

We lack an operating history. There is no assurance our future operations will result in profitable revenues.  If we cannot generate sufficient revenues to operate profitably, our business will fail.

We were incorporated on June 6, 2014, have generated $23,400 in revenues from sales, and have incurred $9,136 in cost of revenue and $18,808 in operating expenses since our in inception.  As of December 31, 2016, we had accumulated a deficit of $(4,769). We have a limited operating history upon which an evaluation of our future success or failure can be made.  Based on current plans, we expect to continue generating revenues. However, our revenues may not be sufficient to cover our operating costs.  We cannot guarantee that we will be successful in generating significant revenues in the future.  Failure to achieve a sustainable sales level will cause us to go out of business.

If we encounter unforeseen difficulties with our business or operations in the future that require us to obtain additional working capital, and we cannot obtain additional working capital on favorable terms, or at all, our business may suffer.

To date, we have relied primarily upon cash from the private sale of equity securities and our operational activities.

We may encounter unforeseen difficulties with our business or operations in the future that may deplete our capital resources more rapidly than anticipated.  As a result, we may be required to obtain additional working capital in the future through bank credit facilities, public or private debt or equity financings, or otherwise.  We have not identified other sources for additional funding and cannot be certain that additional funding will be available on acceptable terms, or at all.  If we are required to raise additional working capital in the future, such financing may be unavailable to us on favorable terms, if at all, or may be dilutive to our existing stockholders. If we fail to obtain additional working capital as and when needed, such failure could have a material adverse impact on our business, results of operations and financial condition.  Furthermore, such lack of funds may inhibit our ability to respond to competitive pressures or unanticipated capital needs, or may force us to reduce operating expenses, which could significantly harm the business and development of operations. Because our independent auditors have expressed doubt as to our ability to continue as a “going concern,” as reported in their report on our financial statements, our ability to raise capital may be severely hampered. Similarly, our ability to borrow any such capital may be more expensive and difficult to obtain until this “going concern” uncertainty is resolved.

Kinetic Group Inc. is a “Development Stage Company”. The Company has elected to early adopt Accounting Standards Update No.2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements. The adoption of this ASU allows the Company to remove the inception to date information and all references to the development Stage from its financial statements.

Kinetic Group Inc. is a Development Stage Company as defined by section 915-10-20 of the FASB Accounting Standards Codification.  Although the Company has recognized nominal amounts of revenue, it is still devoting substantially all of its efforts on establishing the business.  All losses accumulated since Inception (June 6, 2014) have been considered as part of the Company’s development Stage activities.

In June 2014, the FASB issued ASU No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation.

The amendments in this update remove the definition of Development Stage entity from the Master Glossary of the Accounting Standards Codification, thereby removing the financial reporting distinction between Development Stage entities and other reporting entities from U.S. GAAP. In addition, the amendments eliminate the requirements for Development Stage entities to (1) present inception-to-date information in the statements of income, cash flows, and shareholder equity, (2) label the financial statements as those of a Development Stage entity, (3) disclose a description of the Development Stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a Development Stage entity that in prior years it had been in the Development Stage.

For public business entities, those amendments are effective for annual reporting periods beginning after December 15, 2014, and interim periods therein. Kinetic Group has elected to early adopt Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements. The adoption of this ASU allows the company to remove the inception to date information and all references to Development Stage.

Kinetic Group Inc. is an “emerging growth company” under the Jumpstart Our Business Startups Act. We cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our shares of common stock less attractive to investors.

Kinetic Group Inc. is and will remain an "emerging growth company" until the earliest to occur of (a) the last day of the fiscal year during which its total annual revenues equal or exceed $1 billion (subject to adjustment for inflation), (b) the last day of the fiscal year following the fifth anniversary of its initial public offering, (c) the date on which Kinetic Group has, during the previous three-year period, issued more than $1 billion in non-convertible debt securities, or (d) the date on which Kinetic Group is deemed a "large accelerated filer" (with at least $700 million in public float) under the Securities and Exchange Act of 1934.

For so long as Kinetic Group remains an "emerging growth company" as defined in the JOBS Act, it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies" as described in further detail in the risk factors below. Kinetic Group cannot predict if investors will consider its shares of common stock less attractive because our reliance on some or all of these exemptions. If some investors find Kinetic Group's shares of common stock less attractive as a result, the trading market for its shares of common stock may be less active, and its stock price may be more volatile.

If Kinetic Group avails itself of certain exemptions from various reporting requirements, its reduced disclosure may make it more difficult for investors and securities analysts to evaluate Kinetic Group and may result in less investor confidence.

The recently enacted JOBS Act is intended to reduce the regulatory burden on "emerging growth companies". Kinetic Group meets the definition of an "emerging growth company" and so long as it qualifies as an "emerging growth company," it will not be required to:

· have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

· comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

· submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

· disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an "emerging growth company" can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an "emerging growth company" can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, Kinetic Group is choosing to opt out of such extended transition period, and as a result, Kinetic Group will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that its decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Notwithstanding the above, we are also currently a “smaller reporting company”, meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $75 million and annual revenues of less than $50 million during the most recently completed fiscal year. In the event that we are still considered a “smaller reporting company”, at such time are we cease being an “emerging growth company”, we will be required to provide additional disclosure in our SEC filings.  However, similar to “emerging growth companies”, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; are not required to conduct say-on-pay and frequency votes until annual meetings occurring on or after January 21, 2013; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports.

Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze the Company’s results of operations and financial prospects.

We face intense competition in our industry. If we are unable to compete successfully, our business will be seriously harmed.

The market for online marketing services is highly competitive and has low barriers to entry. Our competitors vary in size and in the variety of services they offer. Many of our current and potential competitors are well established and have longer operating histories, significantly greater financial and operational resources, and greater name and brand recognition than we have. As a result, these competitors may have greater credibility with both existing and potential customers. These competitors may be able to adapt more quickly to new or emerging online marketing technologies and changes in customer requirements. They also may be able to offer more products and more aggressively promote and sell their products. Our competitors may also be able to support more aggressive pricing than we will be able to, which could adversely affect sales, cause us to decrease our prices to remain competitive, or otherwise reduce the overall gross profit earned on our products.

We depend on key personnel.

We are currently relying on key individuals to continue our business and operations and, in particular, the professional expertise and services of Yaroslav Startsev, our President and Director and Nikolai Kuzmin, our Secretary, Treasurer, Chief Financial Officer and Director. On September 1, 2015, we have entered into management consultant agreements with Yaroslav Startsev, our President, and Nikolai Kuzmin, our Chief Financial Officer. The term of the agreements is three years and they can be terminated unilaterally with a 60 day notice by either party. If our officers and directors choose to terminate their agreements, or if they are unable to perform their duties, and we are unable to retain replacement qualified individuals, this could have an adverse effect on our business operations, financial condition and operating results.

The lack of public company experience of our management team could adversely impact our ability to comply with the reporting requirements of U.S. securities laws.

Mr. Startsev and Mr. Kuzmin lack public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by Sarbanes-Oxley Act of 2002. Our CEO has never been responsible for managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our ability to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended, which is necessary to maintain our public company status. If we were to fail to fulfill those obligations, our ability to continue as a U.S. public company would be in jeopardy, in which event you could lose your entire investment in our company.

U.S. investors may experience difficulties in attempting to effect a service of process and enforce judgments based upon U.S. Federal Securities Laws against the company and its non U.S. resident officers and directors.

We are a Nevada corporation and, as such, are subject to the jurisdiction of the State of Nevada and the United States courts for purposes of any lawsuit, action or proceeding by investors herein.  An investor would have the ability to effect service of process in any action on the company within the United States.  However, since Mr. Startsev and Mr. Kuzmin, our officers and directors, reside outside the United States, substantially all or a portion of their assets are located outside the United States.  As a result, it may not be possible for investors to:

•	effect service of process within the United States against your non-U.S. resident officers or directors;
•	enforce U.S. court judgments based upon the civil liability provisions of the U.S. federal securities laws against any of the above referenced foreign persons in the United States;
•	enforce in foreign courts U.S. court judgments based on the civil liability provisions of the U.S. federal securities laws against the above foreign persons; and
•	bring an original action in foreign courts to enforce liabilities based upon the U.S. federal securities laws against the above foreign persons.

We do not have a majority of independent directors on our Board and the Company has not voluntarily implemented various corporate governance measures, in the absence of which stockholders may have more limited protections against interested director transactions, conflicts of interest and similar matters.

Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or the NASDAQ Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges are those that address the board of directors’ independence, audit committee oversight, and the adoption of a code of ethics. We have not yet adopted any of these other corporate governance measures and since our securities are not yet listed on a national securities exchange, we are not required to do so.

Our Board of Directors is comprised of two individuals, both of whom are also our executive officers. As a result, we do not have independent directors on our Board of Directors.

We have not adopted corporate governance measures such as an audit or other independent committee of our board of directors, as we presently do not have independent directors on our board. If we expand our board membership in future periods to include additional independent directors, we may seek to establish an audit and other committee of our board of directors. It is possible that if our Board of Directors included independent directors and if we were to adopt some or all of these corporate governance measures, stockholders would benefit from somewhat greater assurance that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. For example, at present in the absence of audit, nominating and compensation committees comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages or employment contracts to our senior officers are made by a majority of directors who have an interest in the outcome of the matters being decided. However, as a general rule, the board of directors, in making its decisions, determines first that the terms of such transaction are no less favorable to us that those that would be available to us with respect to such a transaction from unaffiliated third parties. The company executes the transaction between executive officers and the company once it was approved by the Board of Directors.

Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

None of the members of our Board of Directors are considered audit committee financial experts. If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results. As a result, current and potential shareholders could lose confidence in our financial reporting, which would harm our business and the trading price of our stock.

Members of our Board of Directors are inexperienced with U.S. GAAP and the related internal control procedures required of U.S. public companies. Management has determined that our internal audit function is also significantly deficient due to insufficient qualified resources to perform internal audit functions. Finally, we have not established an Audit Committee of our Board of Directors.

We are a development stage company with limited resources. Therefore, we cannot assure investors that we will be able to maintain effective internal controls over financial reporting based on criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control-Integrated Framework. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected on a timely basis. For these reasons, we are considering the costs and benefits associated with improving and documenting our disclosure controls and procedures and internal controls and procedures, which includes (i) hiring additional personnel with sufficient U.S. GAAP experience and (ii) implementing ongoing training in U.S. GAAP requirements for our CFO and accounting and other finance personnel.

If the result of these efforts are not successful, or if material weaknesses are identified in our internal control over financial reporting, our management will be unable to report favorably as to the effectiveness of our internal control over financial reporting and/or our disclosure controls and procedures, and we could be required to further implement expensive and time-consuming remedial measures and potentially lose investor confidence in the accuracy and completeness of our financial reports which could have an adverse effect on our stock price and potentially subject us to litigation.

 Because our directors, who are also our sole promoters, will own 57.89% of our outstanding common stock, if the minimum amount of the offering will be sold, they could make and control corporate decisions that may be disadvantageous to other minority shareholders and will be able to cause our company to engage in business combination without seeking shareholder approval.

Our directors own 100% of the outstanding shares of our common stock as of the date of this offering.  If the minimum amount of the shares will be sold, our directors will own 57.89% of our outstanding common stock.  Accordingly, they will have a significant influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets.  They will exercise complete control over the company and have the ability to make decisions regarding, (i) whether to issue common stock and preferred stock, including decisions to issue common and preferred stock to themselves; (ii) employment decisions, including their own compensation arrangements, (iii) the appointment of all directors; and (iv) whether to enter into material transactions with related parties.  The interests of our directors may differ from the interests of the other stockholders and thus result in corporate decisions that are disadvantageous to other shareholders.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

We cannot specify with certainty all of our potential uses for the estimated $341,860 (if the maximum amount of securities will be sold)   in net proceeds we will receive from this offering. Our management will have broad discretion in the application of the net proceeds. Accordingly, you will have to rely upon the judgment of our management with respect to the use of the proceeds, with only limited information concerning management’s specific intentions. Our management may spend a portion or all of the net proceeds from this offering in ways that our stockholders may not desire or that may not yield a favorable return. The failure by our management to apply these funds effectively could harm our business. Pending its use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

The Company is subject to the 15(d) reporting requirements under the Securities Exchange Act of 1934 which does not require a company to file all the same reports and information as fully reporting company.

Until our common stock is registered under the Exchange Act, we will not be a fully reporting company, but only subject to the reporting obligations imposed by Section 15(d) of the Securities Exchange Act of 1934.

Pursuant to Section 15(d), we will be required to file periodic reports with the SEC, such as annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, once this registration statement is declared effective, including the annual report on Form 10-K for the fiscal year during which the registration statement is declared effective. That filing obligation will generally apply even if our reporting obligations have been suspended automatically under section 15(d) of the Exchange Act prior to the due date for the Form 10-K.

After that fiscal year and provided the Company has less than 300 shareholders, the Company is not required to file these reports. If the reports are not filed, the investors will have reduced visibility as to the Company and its financial condition.

In addition, as a filer subject to Section 15(d) of the Exchange Act, the Company is not required to prepare proxy or information statements; our common stock will not be subject to the protection of the going private regulations; the company will be subject to only limited portions of the tender offer rules; our officers, directors, and more than ten (10%) percent shareholders are not required to file beneficial ownership reports about their holdings in our company; that these persons will not be subject to the short-swing profit recovery provisions of the Exchange Act; and that more than five percent (5%) holders of classes of your equity securities will not be required to report information about their ownership positions in the securities.

We will not be required to evaluate our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act until the end of the second fiscal year reported upon in our second annual report on form 10-K.

The Sarbanes-Oxley Act of 2002 and the new rules subsequently implemented by the Securities and Exchange Commissions, the Financial Industry Regulatory Authority (“FINRA”) and the Public Company Accounting Oversight Board have imposed various new requirements on public companies, including requiring changes in corporate governance practices. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. These costs could affect profitability and our results of operations.

We are in the process of determining whether our existing internal controls over financial reporting systems are compliant with Section 404. We will not be required to conduct the evaluation of effectiveness of our internal controls until the end of the fiscal year reported upon in our second annual report on Form 10-K.

In addition, because we are a smaller reporting company, we are not required to obtain the auditor attestation of management’s evaluation of internal controls over financial reporting. If we obtain and disclose such reports we could continue doing so at our discretion so long as we remain a smaller reporting company.

This process of internal control evaluation and attestation may divert internal resources and will take a significant amount of time, effort and expense to complete. If it is determined that we are not in compliance with Section 404, we may be required to implement new internal control procedures and re-evaluate our financial reporting. If we are unable to implement these changes effectively or efficiently, it could harm our operations, financial reporting or financial results, which could adversely affect our ability to comply with our periodic reporting obligations under the Exchange Act.

Risks Related to our Common Stock and this Offering

The offering price of the shares was arbitrarily determined and bears no relation to our assets, earnings, book value or other criteria of value. Therefore, it should not be used as an indicator of the future market price of the securities.

The $0.0175 per share offering price of the common stock being sold under this prospectus has been arbitrarily set. The price does not bear any relationship to our assets, book value, earnings or net worth and it is not an indication of actual value. The offering price should not be regarded as an indicator of the future market price of the securities.

No shares will be issued prior to the minimum offering amount being met. Investors bear the risk without enjoying any benefits of share ownership.

The funds received from investors will be maintained in a separate bank account until we receive a minimum of $35,000, at which time we will begin to issue shares pursuant to the subscription agreements. We will remove the funds from the separate account and use the same as set forth in the Use of Proceeds section of this prospectus.  No shares will be issued if the minimum amount is not reached. As a result, investors bear the risk of investing without enjoying any benefits of share ownership. Our officers and directors will not use the subscription proceeds prior to satisfaction of the minimum and issuance of the shares for working capital, collateral for the company or other purposes.

The funds raised in this offering and held by us during pendency of the offering may be subject to creditor’s claims.

We are offering a minimum of 2,000,000 and a maximum of 20,000,000 shares of our common stock in a direct public offering, without any involvement of underwriters or broker-dealers.  The offering price is $0.0175 per share. Funds from this offering will be placed in a separate bank account at Bank of America, NY.  This account is not an escrow, trust or similar account.  It is merely a separate interest bearing savings account under our control where we have segregated your funds.  Your subscription will only be deposited in a separate bank account under our name. Only Yaroslav Startsev, our Chief Executive Officer, and Nikolai Kuzmin, our Chief Financial Officer, will have the power to authorize a release of funds from this account upon completion of this offering. The funds will be maintained in the separate bank account until we receive a minimum of $35,000 at which time we will remove those funds along with accrued interest and use the same as set forth in the Use of Proceeds section of this prospectus.  The accrued interest will be retained by us as proceeds of this offering. As a result, if we are sued for any reason and a judgment is rendered against us, your subscription could be seized in a garnishment proceeding and you could lose your investment, even if we fail to raise the minimum amount in this offering.  Further, if we file a voluntary bankruptcy petition or our creditors file an involuntary bankruptcy petition, our assets will be seized by the bankruptcy trustee, including your subscription, and used to pay our creditors. If that happens, you will lose your investment, even if we fail to raise the minimum amount in this offering.  As a result, there is no assurance that your funds will be returned to you if the minimum offering is not reached.  Any funds received by us thereafter will immediately be used by us.

Because we do not intend to pay any cash dividends on our common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We have never paid any cash dividends and currently do not intend to pay any dividends for the foreseeable future.  To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may likely prohibit the payment of a dividend.  Because we do not intend to declare dividends, any gain on an investment in Kinetic Group Inc. will need to come through appreciation of the stock’s price.

 There is no public (trading) market for our common stock and there is no assurance that the common stock will ever trade on a recognized exchange or dealers’ network; therefore, our investors may not be able to sell their shares.

Our common stock is not listed on any exchange or quoted on any similar quotation service, and there is currently no public market for our common stock.  We have not taken any steps to enable our common stock to be quoted on an inter-dealer quotation system such as the OTC Markets or the Nasdaq OMX, and can provide no assurance that our common stock will ever be quoted on any quotation service or that any market for our common stock will ever develop.  As a result, stockholders may be unable to liquidate their investments, or may encounter considerable delay in selling shares of our common stock.  Neither we nor our selling stockholders have engaged an underwriter for this Offering, and we cannot assure you that any brokerage firm will act as a market maker of our securities.  A trading market may not develop in the future, and if one does develop, it may not be sustained.  If an active trading market does develop, the market price of our  common  stock is  likely to be highly volatile due to, among other  things,  the nature of our business and because we are a new public company with a limited operating  history.  Further, even if a public market develops, the volume of trading in our common stock will presumably be limited and likely be dominated by a few individual stockholders.  The limited volume, if any, will make the price of our common stock subject to manipulation by one or more stockholders and will significantly limit the number of shares that one can purchase or sell in a short period of time.  The market price of our common stock may also fluctuate significantly in response to the following factors, most of which are beyond our control:

-           variations in our quarterly operating results;

-           price competition or pricing changes by us or our competitors;

-           new services offerings or other actions by our competitors;

-           our announcements of the acquisition of assets and achievement of milestones, or the inability to so acquire assets or achieve milestones;

-           additions or departures of key personnel;

-           loss of a major customer, partner or joint venture participant;

-           changes in financial estimates by securities analysts, if any; and

-           fluctuations in stock market price and volume.

The equity markets have, on occasion, experienced  significant price and volume fluctuations that have affected the market prices for many companies' securities and that  have  often  been  unrelated  to the  operating  performance  of these companies.

Any such fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance.  As a result, stockholders may be unable to sell their shares, or may be forced to sell them at a loss.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described below, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity in our common stock. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder’s ability to resell shares of our common stock.

If our common stock is accepted for quotation on the OTC Bulletin Board or OTC Link, the application of the “Penny Stock” rules could adversely affect the market price of our common shares and increase your transaction costs to sell those shares.  The Securities and Exchange Commission has adopted Rule 3A51-1, which establishes the definition of a “Penny Stock,” for the purposes relevant to us, as any equity security that has market price of less than $5.00 per share or within an exercise price of less than $5.00 per share, subject to certain exceptions.  For any transaction involving a penny stock, unless exempt, Rule 15G-9 require:

      -   that a broker or dealer approve a person's account for transactions in penny stocks; and

      -   the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

 In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

      -   obtain financial information and investment experience objectives of the person; and

      -   make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

     -   sets forth the basis on which the broker or dealer made the suitability determination; and

     -   that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

You may face significant restrictions on the resale of your shares due to state “blue sky” laws.

Each state has its own securities laws, often called “blue sky” laws, which (1) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration, and (2) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or it must be exempt from registration. The applicable broker-dealer must also be registered in that state.

We do not know whether our securities will be registered or exempt from registration under the laws of any state. A determination regarding registration will be made by those broker-dealers, if any, who agree to serve as market makers for our common stock. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities. You should therefore consider the resale market for our common stock to be limited, as you may be unable to resell your shares without the significant expense of state registration or qualification.

You could be diluted from our future issuance of capital stock and derivative securities.

As of December 31, 2016, we had 2,750,000 shares of common stock outstanding and no shares of preferred stock outstanding.  We are authorized to issue up to 75,000,000 shares of common stock and no shares of preferred stock.  To the extent of such authorization,  our Board of  Directors  will have the  ability, without seeking stockholder approval, to issue additional shares of common stock or  preferred  stock  in the  future  for  such  consideration  as the  Board of Directors may consider  sufficient.  The issuance of additional common stock or preferred stock in the future may reduce your proportionate ownership and voting power.

If a market develops for our shares, sales of our shares relying upon Rule 144 may depress prices in that market by a material amount.

All of the currently outstanding shares of our Common Stock are ‘‘restricted securities’’ within the meaning of Rule 144 under the Securities Act of 1933, as amended. As restricted securities, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Act and as required under applicable state securities laws. Rule 144 provides in essence that a person who has held restricted securities for a prescribed period may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed 1.0% of a company’s outstanding Common Stock. The alternative average weekly trading volume during the four calendar weeks prior to the sale is not available to our stockholders being that the OTC Markets (if and when listed thereon) is not an “automated quotation system” and, accordingly, market based volume limitations are not available for securities quoted only over the OTC Markets. As a result of revisions to Rule 144 which became effective on or about February 15, 2008, there is no limit on the amount of restricted securities that may be sold by a non-affiliate (i.e., a stockholder who has not been an officer, director or control person for at least 90 consecutive days) after the restricted securities have been held by the owner for a period of one year. All of our currently outstanding 2,750,000 shares of Common Stock have been held for one year or more. A sale under Rule 144 or under any other exemption from the Act, if available, or pursuant to registration of shares of Common Stock of present stockholders, may have a depressive effect upon the price of the Common Stock in any market that may develop.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains projections and statements relating to the Company that constitute “forward-looking statements.” These forward-looking statements may be identified by the use of predictive, future-tense or forward-looking terminology, such as “intends,” “believes,” “anticipates,” “expects,” “estimates,” “may,” “will,” “might,” “outlook,” “could,” “would,” “pursue,” “target,” “project,” “plan,” “seek,” “should,” “assume,” or similar terms or the negatives thereof. Such statements speak only as of the date of such statement, and the Company undertakes no ongoing obligation to update such statements. These statements appear in a number of places in this Prospectus and include statements regarding the intent, belief or current expectations of the Company, and its respective directors, officers or advisors with respect to, among other things:

•	trends affecting the Company’s financial condition, results of operations or future prospects,
•	the Company’s business and growth strategies,
•	the Company’s financing plans and forecasts,
•	the factors that management expects to contribute to its success and the Company’s ability to be successful in the future,
•	the Company’s business model and strategy for realizing positive results,
•	competition, including the Company’s ability to respond to such competition and its expectations regarding continued competition in the market in which the Company competes,
•	expenses,
•	the Company’s expectations with respect to continued disruptions in the global capital markets and reduced levels of consumer spending and the impact of these trends on its financial results,
•	the Company’s ability to meet its projected operating expenditures and the costs associated with development of new projects,
•	the Company’s ability to pay dividends or to pay any specific rate of dividends, if declared,
•	the impact of new accounting pronouncements on its financial statements,
•	that the Company’s cash flows from operating activities will be sufficient to meet its projected operating expenditures for the next twelve months,
•	the Company’s market risk exposure and efforts to minimize risk,
•	development opportunities and its ability to successfully take advantage of such opportunities,
•	regulations, including anticipated taxes, tax credits or tax refunds expected,
•

the outcome of various tax audits and assessments, including appeals thereof, timing of resolution of such audits, the Company’s estimates as to the amount of taxes that will ultimately be owed and the impact of these audits on the Company’s financial statements,

•	the Company’s overall outlook including all statements under Management’s Discussion and Analysis or Plan of Operation,
•	that estimates and assumptions made in the preparation of financial statements in conformity with US GAAP may differ from actual results, and
•	expectations, plans, beliefs, hopes or intentions regarding the future.

Potential investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that, should conditions change or should any one or more of the risks or uncertainties materialize or should any of the underlying assumptions of the Company prove incorrect, actual results may differ materially from those projected in the forward-looking statements as a result of various factors, some of which are unknown. The factors that could adversely affect the actual results and performance of the Company include, without limitation:

•	the Company’s inability to raise additional funds to support operations if required,
•	the Company’s inability to effectively manage its growth,
•	the Company’s inability to achieve greater and broader market acceptance in existing and new market segments,
•	the Company’s inability to successfully compete against existing and future competitors,
•	the effects of intense competition that exists in the industry,
•	the effects of an economic downturn and its effect on consumer spending,
•

the risk that negative industry or economic trends, reduced estimates of future cash flows, disruptions to the Company’s business or lack of growth in the business, may result in significant write-downs or impairments in future periods,

•	the effects of events adversely impacting the economy or the effects of the current economic recession, war, terrorist or similar activity or disasters,
•	financial community perceptions of the Company and the effect of economic, credit and capital market conditions on the economy, and
•	other factors described elsewhere in this Prospectus, or other reasons.

Potential investors are urged to carefully consider such factors. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements and the “Risk Factors” described herein.

USE OF PROCEEDS

This Offering is being made without the involvement of underwriters or broker-dealers. This means the Company will receive $350,000 if all of the Shares of Common Stock offered hereunder are purchased. However, the Company cannot guarantee that it will sell any or all of the Shares being offered by the Company. The “Use of Proceeds” Chart below estimates the use of proceeds, given the varying levels of success of the Offering. The offering scenarios presented below are for illustrative purposes only and the actual amount of proceeds, if any, may differ.

Shares Offered (% Sold)	20,000,000 Maximum Shares Sold (100%)	15,000,000 Shares Sold (75%)	10,000,000 Shares Sold (50%)	5,000,000 Shares Sold (25%)	2,000,000 Minimum Shares Sold (10%)
Gross Offering Proceeds	$350,000	$262,500	$175,000	$87,500	$35,000
Approximate Offering Expenses (i)
Accounting and audit fees	5,500	5,500	5,500	5,500	5,500
Filing fees	800	800	800	800	800
Legal fees and expenses	1,000	1,000	1,000	1,000	1,000
SEC registration fee	41	41	41	41	41
Transfer agent fees	800	800	800	800	800
Total Offering Expenses	8,141	8,141	8,141	8,141	8,141
Total Net Offering Proceeds	$341,859	$254,359	$166,859	$79,359	$26,859
Principal Uses of Net Proceeds (ii)
Accounts payable (current portion)	$6,166	$6,166	$6,166	$6,166	$6,166
Search Engine Management Program	7,500	7,500	7,500	7,500	7,500
Social Media and Content Management Platform	75,000	65,000	15,000	15,000	8,500
Computer equipment	10,000	5,000	-	-	-
SMS Marketing Platform	75,000	70,000	50,000	30,000	-
Personnel (iii)	130,000	65,000	65,000	-	-
Listing fees	12,500	12,500	12,500	12,500	- (iv)
Working capital	25,693	23,193	10,693	8,193	4,693
Total Principal Uses of Net Proceeds	$341,859	$254,359	$166,859	$79,359	$26,859

 (i)     Offering expenses have been rounded to $8,141 and have heretofore been partially paid from revenues generated by the Company.

(ii)               Any line item amounts not expended completely shall be held in reserve as working capital and subject to reallocation to other line item expenditures as required for ongoing operations.

(iii)             Personnel hiring expenditures were calculated at the rate of $65,000 per annum per person. This amount will vary based on the position, education, and experience.

(iv)             If the minimum amount is raised, we will use cash generated by operations to pay for the OTC Markets application and annual listing fees.

If 100% of the offered Shares are sold the Company will receive maximum proceeds of $341,859 after paying the Company’s offering expenses. The Company plans to allocate the net proceeds from this offering as follows: $6,166 towards payment of current portion of the Company’s accounts payable and accrued liabilities as of December 31, 2016, $7,500 towards development of Search Engine Management Program, $75,000 to development of Social Media and Content Management Program, $10,000 for computer equipment purchase, $75,000 to development and implementation of SMS Marketing Platform, $130,000 for hiring a content creator and a graphic designer (full-time), $12,500 for listing fees (OTC Markets), and $25,693 for working capital purposes. If we raise the full amount from this offering we will be able to complete all four Phases of our Plan of Operations.

If 75% of the offered Shares are sold the Company will receive $254,359, after paying offering expenses. In this case, the Company plans to hire only one full-time employee and proportionally reduce allocation of funds towards development of Social Media and Content Management Program, SMS Marketing Platform, computer equipment purchase and working capital. If we sell 75% of the offered Shares we will still be able to complete all four Phases of our Plan of Operations.

If 50% of the offered Shares are sold the Company would receive $166,859, after paying offering expenses. At this level the Company would be able to fully implement all phases of our Plan of Operations except investment in computer equipment. We may use cash flow from our operations to finance this phase, or will find alternative source of financing.

If 25% of the offered Shares are sold the Company would receive $79,359, after paying offering expenses. At this level the Company would be able to fully implement Phase I, and partially implement Phases II and III of our Plan of Operations. We will not invest in computer equipment and we would not have sufficient funds from this Offering to hire full-time or part-time employees.

If the Company sells the minimum 2,000,000 shares, or 10% of the Shares under the Offering, it would be severely restricted in its operating plans and only have sufficient proceeds to cover offering expenses, implement Phase I and partially implement Phase II of our Plan of Operations and operate the Company for the year. However, the Company’s management believes that the Company would be able, over the next twelve months, to generate revenue at comparable level with minimum proceeds from this Offering that would help the company to implement Phase II of our Plan of Operations. During the year ended September 30, 2016 and the first quarter of our fiscal 2017 the Company generated total of $23,400 in revenues from operations.

Our common stock is not listed on any exchange or quoted on any similar quotation service, and there is currently no public market for our common stock.  We plan to apply for listing on the OTC Markets quotation medium and plan to pay application fees of $2,500 and annual listing fees of $10,000 from proceeds of this Offering under all scenarios, except if the minimum amount is sold. In the latter case, we plan to cover these fees by cash generated from our operations.

See “Description of Business - The Company - Plan of Operations” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information.

The funds from this Offering may not be used to pay our President and Chief Financial Officer for their services to the Company, prior to, during, and subsequent to the Offering. There can be no assurance that the Company will raise any funds through this Offering and if a limited amount of funds are raised, the Company will use such funds according to its best judgment in accordance with the foregoing “Use of Proceeds” chart and the explanations thereto.

This discretion is not unlimited and any such change in the use of proceeds as discussed above would be restricted to a proportionate reduction in funds allocated to each specific item listed, and would not differ materially from the “Use of Proceeds” chart. To the extent the offering proceeds do not cover any professional fees incurred by the Company, management anticipates paying for any such expenses out of any additional funding or revenues the Company receives.

In the future, in addition to equity financing, we may rely on loans from our directors and officers to continue our operations; however, there are no assurances that our directors will provide us with any additional funds.  Currently, we do not have any arrangements for additional financing.  If we are not able to obtain needed financing and generate sufficient revenue from operations, we may have to cease operations.

DETERMINATION OF OFFERING PRICE

The offering price of $0.0175 of our common stock has been arbitrarily determined in order for us to raise up to a total of $350,000 in this Offering and bears no relationship to any objective criterion of value. The price does not bear any relationship to our assets, book value, historical earnings or net worth.

In determining the offering price, management considered such factors as prospects, if any, for similar companies, anticipated results of operations, present financial resources and the likelihood of acceptance of this offering. No valuation or appraisal has been prepared for our business. We cannot assure you that a public market for our securities will develop or continue or that the securities will ever trade at a price higher than the offering price.

DILUTION OF THE PRICE PER SHARE

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this Offering.  Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets.  As of December 31, 2016, the net tangible book value of our shares of common stock was $(2,019) or approximately $(0.00073) per share based upon 2,750,000 shares outstanding.

If the maximum number of shares is sold:

Upon completion of this Offering, in the event all of the shares are sold, the net tangible book value of the 22,750,000 shares to be outstanding will be $339,840, or approximately $0.01494 per share.  The amount of dilution to the shareholders acquiring shares in this offering will be $0.00256 per share.  The net tangible book value of the shares held by our existing shareholder will be increased by $0.01394 per share without any additional investment on their part.  The shareholders acquiring shares in this Offering will incur an immediate dilution from $0.0175 per share to $0.01494 per share.

After completion of this Offering, if 20,000,000 shares are sold, the shareholders acquiring shares in this Offering will own approximately 87.91% of the total number of shares then outstanding for which the shareholders acquiring shares will have made cash investment of $350,000, or $0.0175 per share.  Our existing shareholders will own approximately 12.09% of the total number of shares then outstanding, for which they have made contributions of cash of $2,750, or $0.001 per share.

If the minimum number of shares is sold:

Upon completion of this Offering, in the event 2,000,000 shares are sold, the net tangible book value of the 4,750,000 shares to be outstanding will be $24,840 or approximately $ 0.00523 per share.  The amount of dilution to the shareholders acquiring shares in this offering will be $ 0.01227 per share.

The net tangible book value of the shares held by our existing stockholders will be increased by $0.00423 per share without any additional investment on their part.  The shareholders acquiring shares in this offering will incur an immediate dilution from $0.0175 per share to $ 0.00523 per share.

After completion of this Offering, if 2,000,000 shares are sold, the shareholders acquiring shares in this Offering will own approximately 42.11% of the total number of shares then outstanding for which the shareholders acquiring shares have made cash investment of $35,000, or $0.0175 per share.  Our existing shareholders will own approximately 57.89% of the total number of shares then outstanding, for which they have made contributions of cash, totaling $2,750, or $0.001 per share.

The following table compares the differences between the investment in our shares by the shareholders acquiring shares in this Offering and the investment in our shares by our existing stockholders.

Existing stockholders if all of the shares are sold:

Price per share	$0.001
Net tangible book value per share before offering	$(0.00073)
Net tangible book value per share after offering	$0.01494
Increase to present stockholders in net tangible book value per share after offering	$0.01394
Capital contributions (cash)	$2,750
Number of shares outstanding before the offering	2,750,000
Number of shares after offering held by existing stockholders	2,750,000
Percentage of ownership after offering	12.09%

Purchasers of shares in this Offering if all shares sold:

Price per share	$0.0175
Dilution per share	$0.00256
Capital contributions	$350,000
Number of shares after offering held by public investors	20,000,000
Percentage of ownership after offering	87.91%

Existing stockholders if the minimum number of shares sold:

Price per share	$0.001
Net tangible book value per share before offering	$(0.00073)
Net tangible book value per share after offering	$0.00523
Increase to present stockholders in net tangible book value per share after offering	$0.00423
Capital contributions (cash)	$2,750
Number of shares outstanding before the offering	2,750,000
Number of shares after offering held by existing stockholders	2,750,000
Percentage of ownership after offering	57.89%

Purchasers of shares in this Offering if the minimum number of shares sold:

Price per share	$0.0175
Dilution per share	$0.01227
Capital contributions	$35,000
Number of shares after offering held by public investors	2,000,000
Percentage of ownership after offering	42.11%

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

We are offering a minimum of 2,000,000 and a maximum of 20,000,000 shares of our common stock in a direct public offering, without any involvement of underwriters or broker-dealers.  The offering price is $0.0175 per share. Funds from this offering will be placed in a separate bank account at Bank of America, NY.  This account is not an escrow, trust or similar account.  It is merely a separate interest bearing savings account under our control where we have segregated your funds.  Your subscription will only be deposited in a separate bank account under our name. Only Yaroslav Startsev, our Chief Executive Officer, and Nikolai Kuzmin, our Chief Financial Officer, will have the power to authorize a release of funds from this account upon completion of this offering. Our officers and directors will not use the subscription proceeds prior to satisfaction of the minimum and issuance of the shares for working capital, collateral for the company or other purposes. The funds will be maintained in the separate bank until we receive a minimum of $35,000 (cleared through the bank) at which time we will remove those funds along with accrued interest and use the same as set forth in the Use of Proceeds section of this prospectus.  The accrued interest will be retained by us as proceeds of this offering. As a result, if we are sued for any reason and a judgment is rendered against us, your subscription could be seized in a garnishment proceeding and you could lose your investment, even if we fail to raise the minimum amount in this offering.

Further, if we file a voluntary bankruptcy petition or our creditors file an involuntary bankruptcy petition, our assets will be seized by the bankruptcy trustee, including your subscription, and used to pay our creditors. If that happens, you will lose your investment, even if we fail to raise the minimum amount in this offering.  As a result, there is no assurance that your funds will be returned to you if the minimum offering is not reached.  Any funds received by us thereafter will immediately be used by us.

We will return your funds to you in the form of a cashier’s check sent by Federal Express on the 181st day, or 271st day in case of the extended period.  During the 180 day period, or additional 90 days, no funds will be returned to you. You will only receive a refund of your subscription if we do not raise a minimum of $35,000 within the 180 day period, or additional 90 day period referred to above. There are no finders involved in our distribution.

You will only have the right to have your funds returned if we do not raise the minimum amount of the offering or if there is, or would be, a change in the material terms of the offering.

The following are material changes that would entitle you to a refund of your money:

-        a change in the offering price;

-        a change in the minimum sales requirement;

-        a change in the amount of proceeds necessary to release the funds held in the separate bank account;

-        a change to allow sales to affiliates in order to meet the minimum sales requirement; or

-        an extension of the offering period beyond 270 days.

If the board of directors votes to extend the offering beyond 270 days or to make changes noted in the foregoing bullet points to the terms of the offering, a post-effective amendment to the registration statement will be filed to notify subscribers and potential subscribers of the extended offering period or any changes in the terms of the offering. In this event, upon receipt of a written request from a subscriber, we will refund the subscription funds in the form of a cashier cheque delivered by a courier.

We will sell the shares in this Offering through our directors, Yaroslav Startsev and Nikolai Kuzmin.  They will receive no commission from the sale of any shares.  They will not register as a broker-dealer under Section 15 of the Exchange Act in reliance upon Rule 3a4-1.

Rule 3a4-1 sets forth the conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer.  The conditions are that:

1.    The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of their participation,

2.    The person is not compensated in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities,

3.    The person is not, at the time of their participation, an associated person of a broker-dealer, and

4.    The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Securities Exchange Act 1934, as amended (the “Exchange Act”), in that they (A) primarily perform, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and (C) does not participate in selling and offering of securities for any issuer more than once every 12 months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Our directors and officers are not statutorily disqualified, are not being compensated, and are not associated with a broker-dealer.  They are, and will continue to be, our officers and directors at the end of the Offering. They have not been during the last 12 months and are currently not broker-dealers or associated with a broker-dealer.  They have not during the last twelve months and will not in the next 12 months offer or sell securities for another corporation.

Only after our Prospectus is declared effective by the Securities and Exchange Commission (the “Commission”), do we intend to distribute this Prospectus to potential investors at meetings and to our friends, business associates and relatives who are interested in us and a possible investment in the Offering.  We will not utilize the Internet to advertise our Offering.

Section 15(g) of the Exchange Act

Our shares are covered by Section 15(g) of the Exchange Act, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker-dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $160,000 or $300,000 jointly with their spouses).

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker-dealer transactions in penny stocks unless the broker-dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker-dealer to engage in a penny stock transaction unless the broker-dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker-dealers from completing penny stock transactions for a customer unless the broker-dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker-dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker-dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker-dealers to approve the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the NASD’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker-dealers and their associated persons.

The application of the penny stock rules may affect your ability to resell your shares.

Offering Period and Expiration Date

This Offering will start on the date of this Prospectus and continue for a period of up to 180 days. The offering will continue until all 20,000,000 shares of common stock are sold, the expiration of 180 days from the date of this prospectus, which may be extended for up to an additional 90 days at our discretion, or until we elect to terminate the Offering, whichever event occurs first. If the 2,000,000 share minimum has been reached and all 20,000,000 shares are not sold within this period, the offering for the balance of the shares will terminate and no further shares will be sold.

Procedures for Subscribing

If you decide to subscribe for any shares in this Offering, you must: (i) execute and deliver a subscription agreement; and (ii) deliver a check, money order or certified funds to us for acceptance or rejection. The subscription agreement and subscription funds can be mailed, couriered or delivered in person.  All checks, money orders or certified funds for subscriptions must be made payable to Kinetic Group Inc.. The funds from all accepted subscriptions will be deposited into the Bank of America account until we receive a minimum of $35,000 (cleared through the bank) at which time we will remove those funds along with accrued interest and use the same as set forth in the Use of Proceeds section of this prospectus.  The accrued interest will be retained by us as proceeds of this offering. Only Yaroslav Startsev, our Chief Executive Officer, and Nikolai Kuzmin, our Chief Financial Officer, will have the power to authorize a release of funds from this account upon completion of this offering.

There is no minimum amount of subscription required per investor, and subscriptions, once received and accepted, are irrevocable.

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason.  All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions.  Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

We are a development stage company with limited operations and limited revenues from our business operations.  In order to obtain funds needed to implement our business plan, we are attempting to raise money from this offering.

If we raise the minimum amount through this offering, we will be able to achieve the short-term goals of our business plan and to continue operations and remain in business for the next 12 months.  If we are unable to generate revenues for any reason, or if we are unable to make a reasonable profit, we may have to cease operations.  At the present time, we have not made any arrangements to raise additional cash, other than through this offering.  If we need additional cash and cannot raise it, we will either have to suspend the implementation of our business plan until we do raise the cash, or cease operations entirely if revenue from operations will not be sufficient to cover our operating costs.

If we raise the maximum amount, we believe we can implement our short term and long-term business plan and achieve profitable operations. However, we cannot guarantee that proceeds from this offering will be sufficient for us to continue as going concern for the next five years.

If we raise less than the maximum amount and we require additional funds, it may be necessary for us to obtain additional funds through a second public offering, a private placement of securities, or loans. We have no other financing plans, other than described above.

Limited Operating History; Need for Additional Capital

There is limited historical financial information about us upon which to base an evaluation of our performance.  We are in the development stage of operations and cannot guarantee that we will be successful in our business operations.  Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns, such as increases in advertising and marketing costs, administration expenditures associated with daily operations, accounting and audit fees, and legal fees related to filings and regulatory compliance.

As reflected in the financial statements included in this registration statement, the Company had an accumulated deficit at December 31, 2016, and a net loss for the period from June 6, 2014 (inception) through December 31, 2016. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company commenced its operations and is working towards generating sufficient revenue; however, the Company’s cash position may not be sufficient to support the Company’s daily operations. While the Company believes in the viability of its strategy to implement its business plan and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate sufficient revenue and its ability to raise additional funds by way of a public or private offering, or other means of financing.

The financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary if the Company is unable to continue as a going concern.

We anticipate relying on equity sales of our common stock in order to continue to implement our business plan. Issuances of additional shares will result in dilution to our existing stockholders.  There is no assurance that we will achieve any additional sales of our equity securities or arrange for debt or other financing to fund our planned business activities.  We may also rely on loans from our directors; however, there are no assurances that our directors will provide us with any additional funds.

Currently, we do not have any arrangements for additional financing.  We have no assurance that future financing will be available to us on acceptable terms.  If financing is not available on satisfactory terms, we may be unable to continue, develop, or expand our operations.  Equity financing could result in additional dilution to existing shareholders.

Results of Operations

Kinetic Group is a full service integrated digital marketing agency. The company offers a range of web services, including web marketing services, social media services, search engine management, custom web design and development, including social media and content management solutions.

Results of operations for the three-month periods ended December 31, 2016 and 2015.

Revenue

Our gross revenue from consulting services related to website development, SEO consulting and online marketing services for the three-month periods ended December 31, 2016 and 2015 was $7,250 and $4,775 respectively. Our cost of revenues for the three-month period ended December 31, 2016 was $2,086 (December 31, 2015: $1,950) resulting in a gross profit of $5,164 (December 31, 2015: $2,825). To date, we have focused on providing individualized services to clients on a contract basis. The average length of our contracts is between one to two months. We do not have any contracts in place that have long-term ongoing commitments from clients.  We obtain our clients through business connections of our directors, referrals from our existing clients, and leads through our website www.groupkinetic.com. As of the date of this Prospectus we had nine non-affiliate clients for which we provided services on a one-time basis.

Costs and Expenses

Major components of our expenses for the three-month periods ended December 31, 2016 and 2015 are outlined in the table below:

	For the Three Months Ended December 31, 2016	For the Three Months Ended December 31, 2015

Compensation - officers	$ 1,050	$ 1,050
General and administrative	1,444	71
	$ 2,494	$ 1,121

The president of the Company provides management consulting services to the Company. On September 1, 2015, we have entered into consulting agreements with Yaroslav Startsev, our president, and Nikolai Kuzmin, our chief financial officer. These agreements had a three year term with an option to terminate these agreements by mutual written consent of all parties to the agreements with a sixty (60) days advance written notice. During the three-month periods ended December 31, 2016 and 2015 the Company incurred $3,000 in total in management consulting services with the president of the Company and the chief financial officer.

A portion of consulting services for the three-month period ended December 31, 2016  directly related to sales provided by the president and chief financial officer of the Company of $1,950 (December 31, 2015: $1,950) was recognized in cost of revenues and $1,050 (December 31, 2015: $1,050) in officer’s compensation within operating expenses.

Liquidity and Capital Resources

	As of	As of
	December 31,	September 30,
	2016	2015

Total current assets	$15,656	$13,425
Total current liabilities	(22,666)	(18,444)
Working capital (deficiency)	$(7,010)	$(5,019)

Liquidity

Our internal liquidity is provided by our operations. During the quarters ended December 31, 2016 and 2015 the Company reported net income from operations of $2,670 and $1,704, respectively. To date we have financed our operations by cash generated from sales of our services and shares of our common stock. We were able to sustain our operations by increasing the number of our clients. Since inception, we have sold 2,750,000 shares of common stock at $0.001 per share to our directors for total proceeds of $2,750.

If we are not successful in expanding our client base, maintaining profitability and positive cash flows, additional capital may be required to maintain ongoing operations. We have explored, and are continuing to explore, options to provide additional financing to fund future operations, as well as other possible courses of action. Such actions include, but are not limited to, securing lines of credit, sales of debt or equity securities (which may result in dilution to existing shareholders), loans and cash advances from our directors or other third parties, and other similar actions. There can be no assurance that we will be able to obtain additional funding (if needed), on acceptable terms or at all, through a sale of our common stock, loans from financial institutions, our directors, or other third parties, or any of the actions discussed above. If we cannot sustain profitable operations, and additional capital is unavailable, lack of liquidity could have a material adverse effect on our business viability, financial position, results of operations and cash flows.

Cash Flows

The table below, for the period indicated, provides selected cash flow information:

	For the Three Months Ended December 31, 2016	For the Three Months Ended December 31, 2015

Net cash provided (used) by operating activities	$7,200	$(991)
Cash used in investing activities	(5,144)	-
Cash provided by financing activities	-	-
Net increase (decrease) in cash	$2,056	$(991)

We have generated revenues of $7,250 and $4,775 during the three-month periods ended December 31, 2016 and 2015, respectively. We had no other sources of cash inflow during the reporting periods.

Cash Flows from Operating Activities

Our cash provided by (used by) operating activities as of December 31, 2016 of $7,200 (December 31, 2015: $(991)) is a net result of cash generated from sales of our marketing and web development services, and changes in our current assets and liabilities.

This portion of our cash flow represents the most significant source of funding for our operations. The major uses of our operating cash include funding general operating expenses (professional expenses, consulting, travel, office expenses and office rent) and cost of revenues.

Cash flows resulting from changes in assets and liabilities for the three-month period ended December 31, 2016, include an increase in prepaid expenses of $175, an increase in the officers’ accrued compensation of $3,000 and in accounts payable and accrued liabilities of $1,222. The increase in prepaid expenses was due to a monthly rent payment for January 2017 that we paid in advance. The increase in accounts payable is a net result of operating expenses incurred during the quarter and payments made by the company to its vendors during the same period. The increase in the officers’ accrued compensation is due to the consulting fees incurred by the Company during the quarter ended December 31, 2016 that remained unpaid as at the end of this period.

Cash flows resulting from changes in assets and liabilities for the three-month period ended December 31, 2015, include an increase in accounts receivable of $4,775, an increase in the officers’ accrued compensation of $3,000 and a decrease in accounts payable and accrued liabilities of $975. The accounts receivable of $4,775 generated by sales of our services during the quarter ended December 31, 2015 were collected subsequent to the quarter end in January of 2016. The decrease in accounts payable was due to re-payment of a portion of current liabilities during the quarter.

Cash Flows from Investing Activities

We did not generate any cash from investing activities during the three-month period ended December 31, 2015.

During the three-month period ended December 31, 2016 we used a portion of our cash of $5,144 provided by operating activities for purchasing computer and office equipment.

Property and equipment at December 31, 2016 and September 30, 2016 consisted of the following:

	Estimated Useful Lives (Years)	December 31, 2016	September 30, 2016

Computer equipment	5	$ 5,832	$ 688
Less accumulated depreciation		(841)	(358)
Total property and equipment, net		$ 4,991	$ 330

Cash Flows from Financing Activities

We did not generate any cash from financing activities during the three-month periods ended December 31, 2016 and 2015.

Results of operations for the years ended September 30, 2016 and 2015.

Revenue

Our gross revenue from consulting services related to website development, SEO consulting and online marketing services for the year ended September 30, 2016 and 2015 was $16,150 and $0 respectively. During the year ended September 30, 2016 we have focused on providing individualized services to clients on a contract basis. The average length of our contracts is between one to two months. We do not have any contracts in place that have long-term ongoing commitments from clients.  We obtain our clients through business connections of our directors, referral from our existing clients and leads through our website www.groupkinetic.com. We use our website strictly to develop customer leads and to provide information about our company. As of the September 30, 2016 we had six non-affiliate clients for which we provided services on a one-time basis. Our cost of revenues for the year ended September 30, 2016 was $7,050 (September 30, 2016: $0) resulting in a gross profit of $9,100 (September 30, 2015: $0).

Costs and Expenses

The major components of our expenses for the years ended September 30, 2016 and 2015 are outlined in the table below:

	For the Year Ended September 30, 2016	For the Year Ended September 30, 2015

Compensation - officers	$ 4,950	$ 1,000
General and administrative	7,650	2,714
	$ 12,600	$ 3,714

Consulting services provided by the President, Chief Executive Officer, Secretary and Treasurer and Chief Financial Officer for the years ended September 30, 2016 and 2015 were as follows:

	For the Year Ended September 30, 2016		For the Year Ended September 30, 2015

President, Chief Executive Officer	$6,000		$500
Chief Financial Officer, Secretary and Treasurer	6,000		500
	$12,000	*	$1,000

* - During the year ended September 30, 2016, $7,050 (September 30, 2015: $0) of these related parties consulting services was recognized in cost of revenues and $4,950 (September 30, 2015: $1,000) in officers’ compensation within operating expenses.

Liquidity and Capital Resources

	As of	As of
	September 30,	September 30,
	2016	2015

Total current assets	$13,425	$2,954
Total current liabilities	(18,444)	(4,693)
Working capital (deficiency)	$(5,019)	$(1,739)

Liquidity

The Company’s operations in the recent past have been financed primarily through cash flow from operations, equity financing and existing cash. The Company has incurred net losses for the majority of the past annual reporting periods since inception. Moving forward, the Company expects to have significant cash outflows in the near term based on the increase in corporate activities and implementation of its business plan.

Our total current liabilities exceed our current assets resulting in working capital deficiencies of $5,019 and $1,739 as of September 30, 2016 and 2015, respectively. The $3,280 increase in our working capital deficit as of September 30, 2016 was principally due to the increase in our operating expenses. We have generated $16,150 in revenues during the year ended September 30, 2016. However, the increase of $8,886 in operating expenses resulted in net loss from operations of $3,500. This net loss negatively affected our financial position as of the end of the year, increasing our working capital deficiency.

Cash Flows

The table below, for the period indicated, provides selected cash flow information:

	For the Year Ended September 30, 2016	For the Year Ended September 30, 2015

Net cash provided (used) by operating activities	$(10,471)	$892
Cash used in investing activities	-	(688)
Cash provided by financing activities	-	2,750
Net increase (decrease) in cash	$(10,471)	$2,954

We have generated revenues of $16,150 (September 30, 2015 $0) during the year ended September 30, 2016. In addition to cash received from marketing and web development services, we received proceeds of $2,750 from sale of our common stock to our officers and directors at $0.001 per share in August 2015. We had no other sources of cash inflow during the reporting periods.

Cash Flows from Operating Activities

Our cash provided (used) by operating activities as of September 30, 2016 of $(10,471) (September 30, 2015: $892) is a net result of cash generated from sales and changes in our current assets and liabilities.

This portion of our cash flow represents the most significant source of funding for our operations. The major uses of our operating cash include funding general operating expenses (professional expenses, consulting, travel, office expenses and office rent) and cost of revenues. In addition, we spent a portion of our cash on purchasing computer equipment.

Cash flows resulting from changes in assets and liabilities for the year ended September 30, 2016 and 2015 include an increase in accounts payable and accrued liabilities and in the officers’ accrued compensation. The increase in accounts payable and accrued liabilities reflected the increase in our general operating expenses incurred during the year ended September 30, 2016 and 2015 that remained unpaid at the end of the reporting period. In addition, the Company accrued $12,000 (September 30, 2015: $1,000) due to the Company’s directors and officers for management consulting services provided to the Company during the years ended September 30, 2016 and 2015.

Cash Flows from Investing Activities

During the year ended September 30, 2015, we used a portion of our cash of $688 provided by operating activities to purchase computer and office equipment. Property and equipment at September 30, 2016 and 2015 consisted of the following:

	Estimated Useful Lives (Years)	September 30, 2016	September 30, 2015

Computer equipment	5	$ 688	$ 688
Less accumulated depreciation		(358)	(138)
Total property and equipment, net		$ 330	$ 550

We did not generate any cash from investing activities during the year ended September 30, 2016.

Cash Flows from Financing Activities

During the year ended September 30, 2015 the Company sold 2,750,000 shares of common stock at par to the Company’s directors for $2,750 in cash. We did not generate any cash from financing activities during the year ended September 30, 2016.

We have a limited operating history upon which an evaluation of our future success or failure can be made.  Based upon current plans, we expect to continue generating revenues. However, our revenues may not be sufficient to cover our operating costs.  We cannot guarantee that we will be successful in generating significant revenues in the future.  This is why our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months. The financial statements do not include any adjustments that might result from the uncertainty about our ability to continue in business. As such we may have to cease operations and you could lose your investment.

Management expects to keep operating costs to a minimum until cash is available through financing or operating activities. Management plans to continue to seek, in addition to equity financing, other sources of financing (e.g. bank loan, line of credit, shareholder loan) on favorable terms; however, there are no assurances that any such financing can be obtained on favorable terms, if at all.   If we are unable to generate profits sufficient to cover our operating costs or to obtain additional funds for our working capital needs, we may need to cease or curtail operations.

DESCRIPTION OF OUR BUSINESS AND PROPERTIES

You should rely only on the information contained in this Prospectus or any supplement hereto.  We have not authorized anyone to provide you with different information.  If anyone provides you with different information, you should not rely on it.  We are not making an offer to sell the shares in any jurisdiction where the offer is not permitted.  You should not assume that the information contained in this Prospectus is accurate as of any date other than the date on the front cover of this Prospectus regardless of the date of delivery of this Prospectus or any supplement hereto, or the sale of the shares. Our business, financial condition, results of operations and prospects may have changed since that date.

Industry Trends Overview

We obtained statistical data and certain other industry forecasts used throughout this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the statistical and industry data and forecasts and market research used herein are reliable, we have not independently verified such data. We have not sought the consent of the sources to refer to their reports or articles in this prospectus.

Online marketing, also called digital marketing, is the process of using the web and internet-connected services to promote a business and website. There are a number of specializations within online marketing, including social media, search engine marketing (SEM), search engine optimization (SEO), email marketing, mass text messaging marketing, online advertising and mobile advertising.

Multi-channel Marketing

With the massive range of different marketing channels available to businesses today, it is more critical than ever to have a marketing strategy that covers a variety of different channels. A 2013 study by Multichannel Merchant and Neustar found that 35% of companies already market on multiple channels, and a further 27% had plans to implement a multi-channel strategy in the near future. Among the customer touchpoints that the study’s respondents considered most critical to their organization were search engines, cited by 61% of marketers, mobile, cited by 54% of marketers, and social media, cited by 53% of marketers. (Source: https://www.neustar.biz/resources/whitepapers/mcm-omnichannel-personalization-survey-analysis-report.pdf)

The year 2016 has been full of developments that will have a significant impact on the way that marketers approach these channels in 2017 and beyond. The following are some of the major developments that are likely to shape current stage of multi-channel marketing.

‘Mobile-ification’ of Searches

During 2016, significant updates were implemented to search processes that reflect the extent to which mobile use affects the landscape of digital marketing and advertising.

First, Google removed the ‘right-hand rail’ from the search results page and moved to only displaying paid ads at the top and bottom of the search engine result page (SERP). The main component of the SERP is the listing of results that are returned by the search engine in response to a keyword query, although the page may also contain other results such as advertisements. This made the layout of the main search results page more adaptive to mobile searches, and concentrated attention on the ad positions that tended to perform better.

Next, came a major strengthening of Google’s mobile-friendly ranking system, commonly referred to in the industry as ‘mobilegeddon’, which moved to penalize websites which did not adapt sufficiently to mobile devices. Bing also implemented its own ‘mobilegeddon’ update in 2015 which allowed users to differentiate between sites that were and were not optimized for mobile use. However, Bing, unlike Google, opted not to penalize sites for not being mobile friendly.

Finally, in October of 2016, Google announced it would be doubling down on mobile search by splitting off desktop and mobile into separate search indexes, making the mobile search index the primary index. Speaking at Pubcon, Google’s Webmaster Trends Analyst Gary Illyes stated that Google will create a separate mobile index within the next few months. Furthermore, this mobile index will become the primary Google index. The newly separated desktop index will not be kept as up-to-date as the mobile index.

If marketers were not already making mobile marketing and search optimization a priority in their marketing strategy, these developments are sure to force marketers to give “mobile-ification” top priority. A 2016 Marketing Trends Survey by Selligent and StrongView (Source: http://media.strongview.com/pdf/Selligent-2016-Market-Trends-Survey-2016.pdf) revealed that 52% of respondents planned to increase their spending on mobile marketing in 2016, a figure which will likely, in our management’s opinion, get even larger in 2017 and in the years that follow.

Visual Social Media

A  massive shift has happened in the way we communicate online in the past few years, especially with the increase in social media popularity.  People are now using visual social media to share their messages with the increased integration of visual elements, such as video, gifs and images, into formerly text-based platforms, such as Twitter and Facebook, as well as visually-focused platforms, such as Instagram, Pinterest, and Snapchat.

These channels are increasingly becoming popular marketing tools for businesses. YouTube was the fourth-most cited channel for respondents to the 2016 Marketing Trends Survey when survey respondents were asked to name the top three performing networks for their social media marketing efforts (behind Facebook, Twitter and LinkedIn) with Instagram coming in fifth place.

Overall, Instagram is far outpacing the competition as a social platform for brands to grow their following, with a median average of 6-8% follower growth month on month, according to the 2016 Social Media Inflation Index. (Source: http://trackmaven.com/blog/2016/03/social-media-trends/) In total, this worked out to an average of 100% follower growth for brands throughout the year 2015.

The rise of visual social media is why established platforms like Facebook and Twitter have made it a priority to integrate more multimedia into their platforms, with the addition of GIFs, short videos and live video streaming to compete with their visual-based social media competitors.

Noticeably, both Instagram and Facebook have also pioneered ephemeral visual content offerings in the style of Snapchat, which shows the impact of visual channels and their influence on social media platforms. In our opinion, the growth of visual content will become an important consideration for multi-channel marketers if they want to take advantage of the increased opportunities that visual social media provides.

Increased Integration of Commerce and Social

Social media is generally treated as a channel best suited for building up brand visibility and traffic. It is mainly used for raising awareness of a brand, but not for making direct conversions, as consumers tend to have lower purchase intent when they visit social media networks. However, several shifts in 2016 have signalled that this might not be the case for long.

Social media and ecommerce have begun to become more integrated as social networks look to drive more revenue by incorporating ecommerce features into their interface. The launch of Facebook Marketplace, the acquisition of Famebit by Google/YouTube, and the change to Pinterest’s business profiles to showcase Buyable pins more prominently are just three recent examples of this trend.

Businesses that do not want to sell directly on social media platforms may benefit from advertising on social media platforms that integrate ecommerce into their interface because consumers are increasingly being put in a purchasing mindset. In our opinion, the closer integration of ecommerce and social media is a significant shift that has the potential to impact mobile, ecommerce, marketing and advertising.

Artificial Intelligence

Another trend we expect to see is the implementation of Artificial Intelligence (AI). AI will give marketers the ability to target consumers with advertisements that address their specific interests and needs. AI technology, such as Watson, is starting to influence the marketing landscape.

Competition

The online content and social media market we participate in is rapidly evolving and intensely competitive. Competition is expected to intensify in the future as more companies enter the space. We compete for business on a number of factors including return on marketing investment, price, access to targeted audiences, and quality.

Competition in the online advertising and marketing industry is also highly fragmented. Our competition is any company that provides one or more of our company’s core service offerings.

Our competition includes advertising firms, public relations companies, web design companies, graphic design companies, and search engine optimization firms.  Our competitors range in size from small, local, independent firms and individuals to very large conglomerates. Such fragmentation can mean that a small business owner can employ more than one advertising and marketing agency to get a needed mix of web design and online marketing services for their desired budget.

The online media marketing industry is always evolving with thousands of new competitors entering the market every year. It is becoming very difficult for companies to distinguish themselves in the market and gain new customers.

In addition to competitors, many businesses are deciding to design their own websites and are executing online advertising campaigns themselves, reducing the number of potential customers. There is a large number of companies that provide website templates that a business can purchase and alter easily, without the need to hire a web development company. While basic coding knowledge is needed to effectively customize a template and incorporate social media management and monitoring solutions to fit an individual business’s needs, many new businesses are choosing to use an existing template versus paying for a new website design.

Our Business

Description of Business

Kinetic Group Inc., a Nevada corporation, was formed under the laws of the State of Nevada on June 6, 2014.  Kinetic Group is a full service integrated digital marketing agency. The company offers a range of web services, including web marketing services, social media services, search engine management, custom web design and development, including customer relationship management (CRM) solutions. We build digital strategies that help brands have meaningful dialogues with their target audiences, whether it is a large segment of the population or one niche community. We provide consulting on a wide variety of issues, from the selection of domain name registrars and hosting providers, to the cost-efficient and effective marketing strategies. Whether our client needs to develop a social media presence strategy, create a new website, or to employ innovative online marketing techniques, we can provide services from across the digital marketing spectrum.

Our Integrated Digital Marketing Services

We plan to offer a wide variety of integrated digital marketing services to our clients. Our services will include web design and development, organic search engine optimization (Organic SEO), pay-per-click (PPC) management, content creation and marketing, e-mail and text message marketing and social media marketing.

Web Design and Development.

We offer custom website design services, whether it is front-end design, or a full end-to-end web development project. Our management, as well as our freelance website design team, is composed of experienced web design and creation professionals and graphic designers who create customized websites tailored to the needs and goals of our customers. We engage, when necessary, additional designers and developers for each individual project as an addition to our management team.

Organic Search Engine Optimization (Organic SEO).

Search results for websites that use organic SEO will grow, expand, and adapt over time in response to readers' desires. Although black hat SEO methods, such as hidden text, cloaking, and blog comment spam, may boost a website’s search engine page rank in the short term, these methods could also get the site banned from the search engines altogether.

Organic SEO can be achieved by:

  optimizing the web page with relevant content,
  spreading links pointing to the web site’s content, and
  incorporating metatags and other types of tag attributes.

Organic SEO methods mainly rely on the relevancy of the content they offer. Some of the benefits of organic SEO include:

  generating more clicks as the organically optimized sites offer relevant content related to the keywords searched for, building greater trust among the site’s users, and
  being cost-effective when compared to paid listings.

Pay-Per-Click (PPC) management.

Pay-per-click (PPC), also known as cost-per-click (CPC), is an internet advertising model used to direct traffic to websites, in which an advertiser pays a publisher (typically a website owner or a network of websites) whenever the ad is clicked on. Search engines, such as Google and Bing, allow businesses and individuals to buy listings in their search results. These listings appear above the non-paid organic search results. The search engine is then paid every time a user clicks on the sponsored listing.

Pay-per-click advertising can generate traffic right away. It is a simple strategy: spend enough on PPC advertisement and get top placement when people execute relevant searches. Potential customers will see the business first when executing a relevant search as it will appear at the top of the search results page. However, PPC advertising can run up costs extremely quickly. It is easy to get caught up in a bidding war over a particular keyword and end up spending far more than your potential return. ‘Ego-based’ bidding, where a business or a marketing agency decides they must be at the top of the results may cause the client to spend too much money. Another concern with PPC is that there is constant bid inflation, which raises the per-click cost for highly-searched phrases.

If a client has a short-term campaign for a new product, service, or special issue, pay-per-click can be a great way to generate buzz quickly. We can start a pay-per-click campaign within 24-48 hours, and the client can generally change the text of the advertisement at any time, allowing the client to adjust the advertisement’s message easily. If the client needs to bring potential customer attention to a new product or service for a finite amount of time, PPC is one effective way to achieve this goal.

Monetizing on PPC. Our clients may want to serve online advertisements on their website, or to implement a pay-per-click advertising campaign to advertise their goods and services on other websites and search engines. We plan to develop a range of services to address both publishers’ (websites that serve ads from ad networks) and advertisers’ needs. By purchasing a monthly subscription package, Kinetic Group’s clients will get custom designed advertisement campaigns which would allow our customers to manage their advertisements themselves, including scheduling and the duration of the advertisements, prioritization of the advertisements and implementation with online ad serving solutions such as Google DoubleClick for Publishers or Google Adwords. The biggest potential for impressions in pay-per-click advertising comes from efficient keyword selection. While popular keywords may be out of a customer’s price range, we can generate more affordable and efficiently targeted keywords as part of our service package. Based on our customers’ needs, we can create text-only or graphic banners and give our customers the ability to change the text in the advertisement at their discretion.

SMS Marketing

SMS marketing, also known as text marketing or text message marketing, is a marketing method by which businesses and organizations communicate specials, coupons, promotions, alerts, and more via highly targeted, permission based, opt in text messages. These messages are limited to the same constraints as regular text messages, which are a maximum of 160 characters. Permission marketing is a form of marketing by which target customers give their explicit consent to be marketed to. This can be via an online opt in form, contest entries, or in the most popular case of SMS marketing, by texting a particular keyword to a short code.

SMS has a much more impressive open rate than email. Whereas 99% of text messages are opened and read, just 28-33% of emails are opened and read. (Source: http://www.smartinsights.com/email-marketing/email-communications-strategy/statistics-sources-for-email-marketing/)

Texts and instant messages are short, fast, and convenient.  Getting in touch with the target audience or existing customers via SMS messaging means more effective and convenient communication. Using SMS for a range of communications will help cut costs and boost efficiency by delivering marketing messages to customers that have opted in to hear what the business has to say. This makes the SMS marketing list extremely concentrated, as it only contains people who are customers and plan on patronizing the business. In addition, SMS marketing platform allows the client to easily measure which messages/promos are working and which ones are not. This not only allows a marketer/advertiser to be constantly improving the text campaigns, but also helps the marketer/advertiser improve his/her marketing messages across all other marketing streams.

Monetizing SMS Marketing. We intend to develop and implement an SMS Marketing Platform (SMP) that allows our clients to use text messaging marketing at competitive rates. We plan to offer our customers four monthly packages:

-        “Bronze” ($50/month) package includes 2,000 messages, one keyword with an option to anytime additions of messages or a keyword at $0.025 per message and $10 per keyword per month;

-        “Silver” ($100/month) package includes 5,000 messages, 2 keywords with an option to anytime additions of messages or a keyword at $0.02 per message and $10 per keyword per month;

-        “Gold” ($150/month) package includes 7,000 messages, 3 keywords with an option to anytime additions of messages or a keyword at $0.02 per message and $10 per keyword per month;

-        “Platinum” ($225/month) package includes 7,000 messages, 4 keywords with an option to anytime additions of messages or a keyword at $0.0175 per message and $10 per keyword per month.

A solid SMS marketing strategy will help our client’s business stand out from the competition. As a low cost, high impact outreach tool, text message marketing will be simple to set up using our SMP, making it ideal for new and small businesses.

Blogs

We help our clients build their customer base by helping them cultivate a strong online presence. Corporate blogs allow brands to engage with existing and potential customers, to improve their search engine rankings and to create a community of posters through the comments section. Currently, our directors provide blog design services. In addition, when a short-term project requires a specific set of skills, we engage freelance designers through online talent recruitment tools, such as www.upwork.com and LinkedIn. We also use freelance researchers, bloggers, and writers to research relevant news and information about our clients, industries and businesses. Our freelance writers create blog posts, tweets, and news comments that are posted on relevant social media and news websites. We customize the design, content and message to appeal to the target audience for our clients’ brand. Our social media services include:

-        Social Media Strategy
-        Social Media Campaigns
-        Blogging
-        Visual Social Media Posts/Campaigns
-        Strategic Monitoring
-        Reporting and Analysis

Monetizing on Blog Services. We offer blog design services for customers to use on their own websites and customization of blogs for various blogging applications such as Wordpress, Blogger, TypePad, Tumblr, LiveJournal, and others. Blogging applications vary in terms of features that allow bloggers to customize the appearance and layout of their blogs with logos, specific fonts, designs, commenting platforms, and more. Different blogging platforms require varying amounts of technical skill and knowledge. While there are blogging application options that even the most technically-challenged people can navigate and use successfully, many of the blogging applications that provide advanced customization and features require technical knowledge. We charge customers a fee based on the scope of the blog design services:

Under $500 - Customizing a free or premium theme. This service would entail changing color palettes, inserting customer’s own images, changing fonts, moving widgets, and modifying the theme's CSS stylesheet to give it a more custom feel for less money than a complete custom blog design would cost. In addition, we can also upload some plugins (for WordPress users), set up widgets, create a favicon, and add social media sharing icons as well as perform some other simple design tasks. However, there may be other sites that will look similar to these blogs simply because the structure of the theme is usually not altered.

$500 - $2,500 – A custom blog design. There is a vast amount of design modifications that blog designers can make to themes and templates beyond simple tweaks. That's why this price range for blog design is so wide. The amount charged will depend on how much customization our client requests. Upon completion of the project further revisions or adding extra features will be charged at our hourly rate of $45.

$2,500-$5,000 - At this price range, we can develop a highly customized premium theme or a site built from the ground up. Typically, the design will begin with an Adobe PhotoShop layout, which the designer will code to meet our customers’ specifications.

Social Media

Monetizing on Social Media Posts. We plan to develop a content and social media platform that allows customers, as part of its features, to post messages and blogs to their social media accounts simultaneously or at a scheduled date and time. This platform will fully automate customers’ social media posts and will allow customers to set up a convenient posting schedule in seconds. After creating an account a customer will use our dashboard to add all social media accounts, posts and blogs. Our monthly subscription packages will be based on the number of social accounts our customers use, the number of scheduled posts per social account and the number of social networks our customers will post on. We plan to offer separate packages for individuals and small businesses with a price range between $50 and $500 per month.

Social media platforms are becoming more robust and dependent on graphic and video content. Engagement with customers through social media is more personal and direct, through platforms like Snapchat, Kik, Instagram, WeChat, Facebook, Periscope and others. Corporate involvement in social media requires more than posting corporate information. In order to get the most out of social media use, brands have to engage with users on their level by speaking their language. Familiarity with new language norms, viral memes, and trending topics is a must. As part of the subscription packages, our social media platform and add-on services will integrate advice and information on new trends directly on the platform website, in weekly newsletters and through periodic updates to our subscribers.

We plan to market our services and attract new clients using various marketing techniques, which we also offer to our clients as part of our services. We intend to run pay-per-click ads on Google AdWords, utilize blogs posting, e-mail marketing, etc. Currently, we have limited workforce and financial resources and are not able to take on labor-intensive projects. As a result, we do not plan to advertise our services on a large scale since it would be difficult to accommodate potential clients with our limited workforce and operating capital. We plan to start advertising campaigns upon completion of this offering. We cannot guarantee that we will be successful in our efforts to attract new customers and expand our operations. Failure to achieve a sustainable sales level will cause us to go out of business.

Plan of Operations

To date, we have focused on providing individualized services to clients on a contract basis. The average length of our contract is between one to two months. We do not have any contracts in place that have long-term ongoing commitments from clients.  Our plan over the next twelve months is to expand our client base, to develop a variety of subscription-based services that will allow us to generate a steady stream of revenue and to incorporate SMS marketing services into our current service offerings. In addition to our current services, we plan to develop subscription-based text messaging services to offer to our existing clients and to new customers starting in the first quarter of 2018. The scope of services offered will depend on the amount raised through this offering.

All costs indicated below are approximate and will be adjusted during implementation of a particular phase. Any amounts below not expended completely shall be held in reserve as working capital and will be subject to reallocation to other phase expenditures as required for ongoing operations. We may be required to raise additional capital in order to fully implement a particular phase of our business plan.

We have no assurance that future financing, such as equity financing, bank loans, or loans from our officers and directors, will be available to us on acceptable terms.  If financing is not available on satisfactory terms, we may be unable to implement our business plan and may be unable to continue, develop, or expand our operations.

Our plan for the next twelve-month period includes the following phases:

Phase I.      Search Engine Management Program (Organic SEM Program)

Period: May 2017 – September 2017;

Approximate cost: $7,500 (Minimum or Maximum Offering Proceeds received)

       Responsible Party: C.E.O.

Organic search engine optimization refers to the methods used to obtain a high placement (or ranking) on a search engine results page in unpaid, algorithm-driven results. Methods such as boosting keywords, back-linking, and writing high-quality content can all improve a site’s page rank. We plan to offer three-tier organic SEM program packages that will consist of a monthly website optimization program based on the number of webpages and service hours required.

Phase II.    Social Media and Content Management Platform

                   Period: July 2017 – December 2017;

                   Approximate cost: $8,500 (Minimum) - $75,000 (Maximum Offering Proceeds received)

                   Responsible Party: C.E.O., C.F.O.

We plan to develop a content management platform that will allow customers to implement social management and monitoring system linked to their websites. This platform will incorporate links to all relevant social media pages, such as Facebook, Twitter, LinkedIn, Pinterest and any other social networks or forums that is of interest to our clients. The management platform will allow our clients to assess their online communication behavior, including content, length of postings, and number of messages per target audience, frequency of communication, level of engagement, and target audience interest (positive/negative/neutral).

Phase III.   SMS Marketing Platform

                    Period: November 2017 – March 2018;

                    Approximate cost: $30,000 (25% Offering proceeds) - $75,000 (Maximum Offering Proceeds received)

                    Responsible Party: C.E.O.,

We plan to develop and implement an SMS Marketing Platform (SMP) that allows our clients to use text messaging marketing at competitive rates. As part of the SMP, we plan to develop a tool that clients can use to generate web signup widgets that can be added to the client’s website, or Facebook Page, which would allow visitors to sign up for mass texting services right from their browser. We intend to offer four levels of this service based on the number of texts per month, text character count, and ability to send picture messages.

Phase IV.   Recruitment

                   Period: August 2017 – October 2017;

                   Approximate cost: $65,000 (50% Offering proceeds) - $130,000 (Maximum Offering  Proceeds received)

                   Responsible Party: C.E.O.,

Currently we rely on our freelance content creators and other professionals we hire for each specific project. If we raise the maximum amount, we plan to develop and offer the social media and content management program and SMS Marketing platform, as well as hire a full-time content creator and graphic designer. To date, we rely on our employees and directors who are focused on finding new clients, and maintaining and attempting to increase our business with existing clients. If we raise the maximum amount, we also plan to hire salespeople who will be compensated using a commission structure.  Commissions will vary on the amount of revenue generated and will be paid after operating expenses are deducted.

All future hiring will be subject to financing and sufficient cash flow from operations. If we raise the minimum amount of proceeds from this offering, we may not be able to hire additional employees.

Patents, Trademarks and Licenses

We currently do not have any patents or trademarks. We are not party to any license, franchise, concession, or royalty agreements or any labor contracts except management consulting agreements with our officers (see Exhibits 10.1 and 10.2).

Consumer Protection Regulation

Advertising and promotional activities presented to visitors on our website or our clients’ websites will be subject to federal and state consumer protection laws that regulate unfair and deceptive advertising practices. We will also be subject to various other federal and state consumer protection laws.

The FTC and many state Attorneys General are applying federal and state consumer protection laws to advertising activities and require that the online collection, use and dissemination of data, including personal information, and the presentation of website content, comply with certain standards for notice, choice, security and access. Courts may also adopt these developing standards.

In many cases, the specific limitations imposed by these standards are subject to interpretation by the courts and other governmental authorities. We believe that we will be in compliance with the consumer protection standards that apply to our websites, but a determination by a state or federal agency or court that any of our potential practices do not meet these standards could result in liability and adversely affect our business. New interpretations of these standards could also require us to incur additional costs and restrict our business operations. In addition, claims that we are violating any such standards could, even if we are not found liable, be expensive and time-consuming to defend and could result in adverse publicity that could harm our business.

In October 2009, the FTC adopted revised Guides Concerning the Use of Endorsements and Testimonials in Advertising. These Guides, which were last updated in 1980, became effective December 1, 2009. In addition to revising certain provisions regarding disclosures relating to endorsements and testimonials, the FTC clarified the Guides’ applicability to online and social media forums.

In 2013, the FTC also revised guidance applicable to online advertising known as the Dot Com Disclosures, which was originally released in 2000. The revised Guides, the revised Dot Com Disclosures, and a 2013 FTC workshop on “native advertising” (i.e., blending advertising content with other content) may be an indication that the FTC may apply increased scrutiny to the use of endorsements, testimonials, and other advertising content online and through traditional media. To the extent we may rely on endorsements or testimonials, we will review any relevant relationships for compliance with the Guides and we will otherwise endeavor to follow legal standards applicable to advertising.

Data Protection Regulations

With the recent increase in publicity regarding data breaches resulting in improper dissemination of consumer information, many states have passed laws regulating the actions that a business must take if it experiences a data breach, such as prompt disclosure to affected customers. Generally, these laws are limited to electronic data and make some exemptions for smaller breaches. Congress has also been considering similar federal legislation relating to data breaches. The FTC has also prosecuted some data breach cases as unfair and/or deceptive acts or practices under the Federal Trade Commission Act.

In addition to data breach notification laws, some states have enacted statutes and rules requiring businesses to reasonably protect certain types of personal information they hold or to otherwise comply with certain specified data security requirements for personal information. These laws may apply directly to our business or indirectly by contract when we provide services to other companies. We intend to continue to comprehensively protect all consumer data and to comply with all applicable laws regarding the protection of this data.

CAN-SPAM Act

On January 1, 2004, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, or the CAN-SPAM Act, became effective. The CAN-SPAM Act regulates commercial emails, provides a right on the part of the recipient to request the sender to stop sending messages, and establishes penalties for the sending of email messages that are intended to deceive the recipient as to source or content. Under the CAN-SPAM Act, senders of commercial emails (and other persons who initiate those emails) are required to make sure that those emails do not contain false or misleading transmission information. Commercial emails are required to include a valid return email address and other subject heading information so that the sender and the internet location from which the message has been sent are accurately identified.

Recipients must be furnished with an electronic method of informing the sender of the recipient’s decision to not receive further commercial emails. In addition, the email must include a postal address of the sender and notice that the email is an advertisement. We will apply the CAN-SPAM requirements to our future email communications, and believe that our email practices will comply with the requirements of the CAN-SPAM Act. Many states have also enacted anti-spam laws. The CAN-SPAM Act pre-empts many of these statutes. To the extent that these laws are not pre-empted, we believe that our future email practices comply with these laws.

Research and Development Activities and Costs

We have not incurred any expenses and have spent no time on specialized research and development activities, and have no plans to undertake any research or development in the future.

Compliance with Environmental Laws

There are no special environmental laws for offering marketing and advertising services on the internet.

Description of Property

Our principal executive offices are located at 8275 S. Eastern Avenue, Ste 200-17, Las Vegas, NV 89123 and our telephone number is (702) 724-2666.  Our primary website address is www.groupkinetic.com. We do not hold ownership or leasehold interest in any property and pay our office rent on a monthly basis.

DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

Our executive officers and Directors and their respective ages as of the date of this Prospectus are as follows:

Name	Age	Position

Yaroslav Startsev	30	President, Chief Executive Officer, Director
Nikolai Kuzmin	34	Treasurer, Chief Financial Officer, Director

The directors will serve as directors until our the next annual shareholder meeting or until a successor is elected who accepts the position. The directors are elected for one-year terms. Officers hold their positions at the will of the Board of Directors, absent any employment agreement. There are no arrangements, agreements, or understandings between non-management shareholders and management under which non-management shareholders may directly or indirectly participate in or influence the management of Kinetic Group affairs.

Yaroslav Startsev.  Mr. Startsev holds a diploma in power systems engineering from Novosibirsk State Technical University.  After graduating in 2008, Mr. Startsev founded his company OOO Avangard (“Avangard”), where he is a director and C.E.O. Avangard is a provider of service and equipment solutions to the energy industry in North-Eastern region of Russia. While providing technical services to  energy companies, Mr. Startsev became involved in offering services related to website development, SEO and digital marketing to the company’s clients. While taking various professional courses, Mr. Startsev gained experience in web development and integrated digital marketing.  None of his current and former clients is a parent, subsidiary or other affiliate of Kinetic Group Inc.

Nikolai Kuzmin. Nikolai Kuzmin graduated from Novosibirsk State Technical University with a diploma in management in the power engineering industry. From 2011 to 2015, Mr. Kuzmin was employed as Chief Financial Officer at OOO Fregat, a financial management consulting firm. Mr. Kuzmin’s responsibilities included advising his clients on implementation of accounting systems and software. Mr. Kuzmin also consulted the company’s clients on content management and social media marketing, as well as website development. From 2015 to present, Mr. Kuzmin is serving as a C.F.O. at OOO Avangard.  In addition to overseeing the company’s financial operations Mr. Kuzmin is responsible for the development of the marketing department. None of his current and former clients is a parent, subsidiary or other affiliate of Kinetic Group Inc.

EXECUTIVE COMPENSATION

The following table sets forth information with respect to compensation paid by us to our officers during the years ended September 30, 2016 and 2015.

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
							Change in
							Pension
							Value &
						Non-	Nonquali-
						Equity	fied
						Incentive	Deferred	All
						Plan	Compen-	Other
				Stock	Option	Compen-	sation	Compen-
Name and Principal		Salary	Bonus	Awards	Awards	sation	Earnings	sation	Totals
Position [1]	Year	($)	($)	($)	($)	(S)	($)	($)*	($)
Yaroslav Startsev	2016	0	0	0	0	0	0	6,000	6,000
President, CEO	2015							500	500

Nikolai Kuzmin,	2016	0	0	0	0	0	0	6,000	6,000
CFO, Treasurer	2015							500	500

* -    The company's president and chief financial officer each provided consulting services to the company as per consulting agreements with the company at $500 per month during the years ended September 30, 2016 and 2015, starting September 1, 2015.

The following table sets forth information with respect to compensation paid by us to our directors during the year ended September 30, 2016 and 2015.

Director Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Change in
Pension
	Fees				Value and
	Earned			Non-Equity	Nonqualified	All
	or			Incentive	Deferred	Other
	Paid in	Stock	Option	Plan	Compensation	Compen-
	Cash	Awards	Awards	Compensation	Earnings	sation	Total
Name	($)	($)	($)	($)	($)	($)	($)

Yaroslav Startsev	0	0	0	0	0	0	0
Nikolai Kuzmin	0	0	0	0	0	0	0

All compensation received by our officers and directors has been disclosed. There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Compensation Committee

The Company currently does not have a compensation committee of the Board of Directors. The Board of Directors as a whole determines executive compensation.

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as directors. The Board of Directors has the authority to fix the compensation of directors. No amounts have been paid to, or accrued to, directors in such capacity.

Director Independence

 The Board of Directors is currently composed of a two members. Yaroslav Startsev and Nikolai Kuzmin do not qualify as independent directors in accordance with the published listing requirements of the NASDAQ Global Market. The NASDAQ independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of the Company’s employees and that neither the director, nor any of his family members has engaged in various types of business dealings with us. In addition, the board of directors has not made a subjective determination as to each director that no relationships exist which, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, though such subjective determination is required by the NASDAQ rules. Had the board of directors made these determinations, the board of directors would have reviewed and discussed information provided by the directors and the Company with regard to each director’s business and personal activities and relationships as they may relate to the Company and its management.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the ownership, as of December 31, 2016 of our common stock by each of our Directors, and by all executive officers and Directors as a Group, and by each person known to us who is the beneficial owner of more than 5% of any class of our securities.  As of December 31, 2016, there were 2,750,000 common shares issued and outstanding.  All persons named have sole voting and investment power with respect to the shares, except as otherwise noted.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class Before Offering (1)	Percent of Class After Offering with Minimum Number of Shares Sold	Percent of Class After Offering with Maximum Number of Shares Sold
			(%)	(%)	(%)

Common	Yaroslav Startsev, President, C.E.O. and Director	1,500,000	54.55	31.58	6.59

Common	Nikolai Kuzmin ,C.F.O., Treasurer and Director	1,250,000	45.45	26.31	5.50

	All Officers and Directors as a Group that consists of two persons	2,750,000	100.00	57.89	12.09

(1) Under Rule 13d-3 promulgated under the Exchange Act, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

Changes in Control

There are no present arrangements or pledges of the Company’s securities which may result in a change in control of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have not entered into transactions with our officers, Directors, persons nominated for these positions, beneficial owners of 5% or more of our common stock or family members of these persons wherein the amount involved exceeds the lesser of $120,000 or one percent company's total assets at year end for the last completed fiscal year.

President, C.E.O.

On September 1, 2015 the Company entered into a Management Consultant Agreement with Yaroslav Startsev, the Company’s President and C.E.O. on the following terms:

TERM- This agreement shall commence on September 1, 2015 and shall continue for a term of three years, subject to Article 4. This Agreement may be renewed or extended for any period as may be mutually agreed upon by the parties.

SERVICES- The Consultant hereby agrees to provide consulting services (the "Consulting Services") to the Company and to act as President and Chief Executive Officer of the Company. The Consultant hereby accepts the following duties and responsibilities to the Company as part of Consulting Services:

(i)

fulfilling all President and CEO duties in a diligent and responsible manner, as required by the Company, including but not limited to, exercising general direction and supervision over the business affairs of the Company, sourcing and implementing new business opportunities, and raising financing reasonably required from time to time by the Company;

(ii)	providing overall direction to the management of the Company and reporting directly to the Board of Directors of the Company;
(iii)

performing any other duties that may be reasonably required or assigned by or on behalf of the Board of Directors of the Company and can be performed in the Consultant’s capacity as President and CEO, provided such duties are within the scope of the Company’s business and implementation of the Company’s business plan.

CONSULTANT FEE- During the term of this Agreement, the Company shall pay the Consultant a consultant fee in consideration of the provision of the Consulting Services equal $500 US per month (the "Consultant Fee").

TERMINATION OF THE TERM- This Agreement may be terminated by either party with a sixty (60) days advance written notice to the other party.

Secretary, Treasurer and Chief Financial Officer.

On September 1, 2015 the Company entered into a Management Consultant Agreement with Nikolai Kuzmin, the Company’s Secretary, Treasurer and Chief Financial Officer on the following terms:

TERM-This agreement shall commence on September 1, 2015 and shall continue for a term of three years, subject to Article 4. This Agreement may be renewed or extended for any period as may be mutually agreed upon by the parties.

SERVICES- The Consultant hereby agrees to provide consulting services (the "Consulting Services") to the Company and to act as Secretary, Treasurer and Chief Financial Officer of the Company. The Consultant hereby accepts the following duties and responsibilities to the Company as part of Consulting Services:

(i)

fulfilling all Secretary, Treasurer and  Chief Financial Officer duties in a diligent and responsible manner, as required by the Company, including but not limited to, providing accounting services, coordinating annual audits and quarterly reviews of the Company’s financial statements, and coordinating of regulatory filings of the Company with appropriate service providers;

(ii)	reporting directly to the Company’s President and Board of Directors of the Company; and
(iii)

performing any other duties that may be reasonably required or assigned by or on behalf of the Board of Directors of the Company and can be performed in the Consultant’s capacity as Secretary, Treasurer and  C.F.O., provided such duties are within the scope of the Company’s business and implementation of the Company’s business plan.

CONSULTANT FEE- During the term of this Agreement, the Company shall pay the Consultant a consultant fee in consideration of the provision of the Consulting Services equal $500 US per month (the "Consultant Fee").

TERMINATION OF THE TERM- This Agreement may be terminated by either party with a sixty (60) days advance written notice to the other party.

Consulting services provided by the President, Chief Executive Officer, Secretary and Treasurer and Chief Financial Officer for the years ended September 30, 2016 and 2015 were as follows:

	For the Year Ended September 30, 2016	For the Year Ended September 30, 2015

President, Chief Executive Officer	$6,000	$500
Chief Financial Officer, Secretary and Treasurer	6,000	500
	$12,000	$1,000

 Accounts Payable – Related Parties

As of September 30, 2016 and 2015 the Company owed its directors and officers $13,000 and $1,000 respectively. These amounts represent unpaid consulting fees as of the end of the reporting period.

Common stock

In August 2015, the Company sold 2,750,000 shares of its common stock at par to its directors for $2,750 in cash.

We did not have any promoters besides our directors at any time during the past five fiscal years.

DESCRIPTION OF SECURITIES

Common Stock

The authorized capital stock of Kinetic Group Inc. consists of 75,000,000 common shares, $0.001 par value.  Holders of common stock have no preemptive rights to purchase additional shares of common stock or other subscription rights.  The common stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions.

All shares of common stock are entitled to share equally in dividends from sources legally available, therefore, when, as and if declared by the Board of Directors, and upon liquidation or dissolution of Kinetic Group, whether voluntary or involuntary, to share equally in the assets of Kinetic Group available for distribution to stockholders.

The Board of Directors is authorized to issue additional shares of common stock not to exceed the amount authorized by Kinetic Group' Articles of Incorporation, on such terms and conditions and for such consideration as the Board may deem appropriate without further stockholder action.

Voting Rights

Each holder of common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote.  Since the shares of common stock do not have cumulative voting rights, the holders of more than 50% of the shares voting for the election of Directors can elect all the Directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the Board of Directors.

Dividend Policy

Holders of Kinetic Group common stock are entitled to dividends if declared by the Board of Directors out of funds legally available.

Kinetic Group does not anticipate the declaration or payment of any dividends in the foreseeable future.  We intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy will be subject to the discretion of the Board of Directors and will be contingent upon future earnings, if any, Kinetic Group financial condition, capital requirements, general business conditions, and other factors.  Therefore, there can be no assurance that any dividends of any kind will ever be paid.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

SHARES ELIGIBLE FOR FUTURE SALE

Re-sales of 20,000,000 shares of common stock registered in this Offering must either be registered or rely upon an exemption from registration.

No shares held by our "affiliates" (officers, directors or 10% shareholders) are being registered hereunder.  Our 2,750,000 issued and outstanding shares have been held since August 2015, and are subject to the sale limitations imposed by Rule 144.  Under Rule 144, since our Directors an affiliate as defined in that rule, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition.

The eventual availability for sale of substantial amounts of common stock under Rule 144 could adversely affect prevailing market prices for our securities.

ANTI-TAKEOVER PROVISIONS

There are no Nevada anti-takeover provisions that may have the effect of delaying or preventing a change in control.

LEGAL PROCEEDINGS

No officer, Director, or persons nominated for these positions, and no promoter or significant employee of our corporation has been involved in legal proceedings that would be material to an evaluation of our management.  We are not aware of any pending or threatened legal proceedings which involve Kinetic Group Inc.

During the past ten years, Mr. Startsev and Mr. Kuzmin have not been the subject of the following events:

1.     Any bankruptcy petition filed by or against any business of which Mr. Startsev or Mr. Kuzmin were a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

2.  Any conviction in a criminal proceeding or being subject to a pending criminal proceeding.

3.  An order, judgment, or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting Mr. Startsev’s, or Mr. Kuzmin’s involvement in any type of business, securities or banking activities.

4. Found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Future Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Directors and officers are indemnified as provided by the Nevada Revised Statutes and our Bylaws.  We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.  In the event that a claim for indemnification against such  liabilities  is asserted by one of our  Directors, officers  or controlling persons in connection with the securities being registered, we will, unless in the  opinion  of our legal  counsel  the  matter has been  settled by controlling  precedent,  submit the question of whether such indemnification is against  public  policy to court of  appropriate  jurisdiction.  We will then be governed by the court's decision.

INTEREST OF NAMED EXPERTS AND COUNSEL

Our financial statements included in this Prospectus  and the  Registration Statement  have been audited by Michael Gillespie & Associates, PLLC, our independent registered public accounting firm,  to the  extent  and for the  periods  set  forth in  their  report appearing  elsewhere in this document and in the  registration  statement  filed with the SEC,  and are  included  in reliance  upon such  report  given upon the authority of said firm as experts in auditing and accounting.

Harrison Law, P.A. our legal counsel, has provided an opinion on the validity of our common stock.  We retained the counsel solely for the purpose of providing this opinion and have not received any other legal services from this firm.

ADDITIONAL INFORMATION

We have filed with the Commission a Registration Statement on Form S-1 under the 1933 Act with respect to the securities offered by this Prospectus.  This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, as permitted by the rules and regulations of the Commission.

For further information with respect to us and the securities offered by this Prospectus, reference is made to the Registration Statement.  The Registration Statement and other information may be read and copied at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

REPORTS TO SECURITY HOLDERS

We have filed with the Commission a registration statement on Form S-1 under the 1933 Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

Reports to Security Holders

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-K, 10-Q, and 8-K. You may read copies of any materials we file with the SEC at the SEC’s Public Reference Room or visiting the SEC’s Internet website at http://www.sec.gov.

FINANCIAL STATEMENTS

KINETIC GROUP INC.

 For the Three Months Ended December 31, 2016 and 2015

(Unaudited)

KINETIC GROUP INC. BALANCE SHEETS (UNAUDITED)
	December 31, 2016	September 30, 2016
ASSETS
Current Assets:
Cash	$ 15,481	$ 13,425
Prepaid expenses	175	-
Total current assets	15,656	13,425
Property and equipment, net	4,991	330
Total Assets	$ 20,647	$ 13,755

LIABILITIES AND STOCKHOLDER'S (DEFICIT)
Current Liabilities:
Accounts payable and accrued liabilities	$ 6,166	$ 5,444
Accounts payable - related parties	16,000	13,000
Retainer payable	500	-
Total current liabilities	22,666	18,444
Total Liabilities	22,666	18,444

Commitments and Contingencies

Stockholders' Equity (Deficit):
Common stock, par value $0.001 per share, 75,000,000 shares authorized; 2,750,000 shares issued and outstanding	2,750	2,750
Accumulated deficit	(4,769)	(7,439)
Total stockholders' (deficit)	(2,019)	(4,689)
Total Liabilities and Stockholder's (Deficit)	$ 20,647	$ 13,755

The accompanying notes are an integral part of these financial statements.

KINETIC GROUP INC. STATEMENTS OF OPERATIONS (UNAUDITED)
	Three Months Ended December 31, 2016	Three Months Ended December 31, 2015

Revenue	$ 7,250	$ 4,775
Cost of revenue	2,086	1,950
Gross profit	5,164	2,825

Operating Expenses:
Compensation – officers	1,050	1,050
General and administrative	1,444	71
Total operating expenses	2,494	1,121
Income from Operations	2,670	1,704
Income tax provision	-	-
Net Income	$ 2,670	$ 1,704

Net Income Per Common Share:
Net income per common share - Basic and Diluted	$ 0.00	$ 0.00

Outstanding - Basic and Diluted	2,750,000	2,750,000

The accompanying notes are an integral part of these financial statements.

KINETIC GROUP INC. STATEMENTS OF CHANGES IN STOCKHOLDERS’(DEFICIT) (UNAUDITED)
Description	Common stock		Accumulated Deficit	Total
	Shares	Amount

Balance – September 30, 2014	-	$ -	$ (225)	$ (225)

Common stock issued for cash at $0.001 per share	2,750,000	2,750	-	2,750
Net income (loss)	-	-	(3,714)	(3,714)
Balance – September 30, 2015	2,750,000	2,750	(3,939)	(1,189)

Net income (loss)	-	-	(3,500)	(3,500)
Balance – September 30, 2016	2,750,000	2,750	(7,439)	(4,689)

Net income	-	-	2,670	2,670
Balance – December 31, 2016	2,750,000	$ 2,750	$ (4,769)	$ (2,019)

The accompanying notes are an integral part of these financial statements.

KINETIC GROUP INC. STATEMENTS OF CASH FLOWS (UNAUDITED)
	Three Months Ended December 31, 2016	Three Months Ended December 31, 2015
Operating Activities:
Net Income	$ 2,670	$ 1,704
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	483	55
Changes in Operating Assets and Liabilities-
Accounts receivable	-	(4,775)
Prepaid expenses	(175)	-
Accounts payable and accrued liabilities	1,222	(975)
Accounts payable - related party	3,000	3,000
Net Cash Provided (Used) by Operating Activities	7,200	(991)

Investing Activities:
Acquisition of property and equipment	(5,144)	-
Net Cash Used in Investing Activities	(5,144)	-

Financing Activities:
Proceeds from issuance of common stock	-	-
Net Cash Provided by Financing Activities	-	-

Net Change in Cash	2,056	(991)
Cash - Beginning of Period	13,425	2,954
Cash - End of Period	$ 15,481	$ 1,963

Cash paid during the period for:
Interest	$ -	$ -
Income tax paid	$ -	$ -

                 The accompanying notes are an integral part of these financial statements.

KINETIC GROUP INC.

NOTES TO THE DECEMBER 31, 2016 AND 2015 FINANCIAL STATEMENTS

(UNAUDITED)

Note 1 – Organization and Operations

Kinetic Group Inc., a Nevada corporation, (the “Company”) was formed under the laws of the State of Nevada on June 6, 2014.  Kinetic Group Inc. is a full service integrated digital marketing agency. The company offers a full range of web services, including web marketing services, social and viral marketing campaigns, search engine optimization consulting, custom web design, website usability consulting and web analytics implementation. The Company generates revenue from sales of its marketing services made directly to small and medium business customers.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation – Unaudited Interim Financial Information

The accompanying unaudited interim financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information, and with the rules and regulations of the United States Securities and Exchange Commission (“SEC”) to Form 10-Q and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The unaudited interim financial statements furnished reflect all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Unaudited interim results are not necessarily indicative of the results for the full fiscal year. These unaudited interim financial statements should be read in conjunction with the financial statements of the Company for the year ended September 30, 2016 and notes thereto contained in the information as part of the Company’s Registration Statement on Form S-1.

Development Stage company

Kinetic Group Inc. is a development stage company as defined by section 915-10-20 of the FASB Accounting Standards Codification.  Although the Company has recognized nominal amounts of revenue, it is still devoting substantially all of its efforts on establishing the business.  All losses accumulated since Inception (June 4, 2014) have been considered as part of the Company’s development stage activities.

In June 2014, the FASB issued ASU No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation.

The amendments in this Update remove the definition of a development stage entity from the Master Glossary of the Accounting Standards Codification, thereby removing the financial reporting distinction between development stage entities and other reporting entities from U.S. GAAP. In addition, the amendments eliminate the requirements for development stage entities to (1) present inception-to-date information in the statements of income, cash flows, and shareholder equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage.

For public business entities, those amendments are effective for annual reporting periods beginning after December 15, 2014, and interim periods therein. Kinetic Group has elected to early adopt Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements. The adoption of this ASU allows the company to remove the inception to date information and all references to development stage.

Use of Estimates and Assumptions and Critical Accounting Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date(s) of the financial statements and the reported amounts of revenues and expenses during the reporting period(s). Critical accounting estimates are estimates for which (a) the nature of the estimate is material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change and (b) the impact of the estimate on financial condition or operating performance is material. The Company’s critical accounting estimates and assumptions affecting the financial statements were:

(i)

Assumption as a going concern: Management assumes that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

(ii)

Allowance for doubtful accounts: Management’s estimate of the allowance for doubtful accounts is based on historical sales, historical loss levels, and an analysis of the collectability of individual accounts; and general economic conditions that may affect a client’s ability to pay. The Company evaluated the key factors and assumptions used to develop the allowance in determining that it is reasonable in relation to the financial statements taken as a whole.

(iii)

Valuation allowance for deferred tax assets: Management assumes that the realization of the Company’s net deferred tax  assets resulting from its net operating loss (“NOL”) carry–forwards for Federal income tax purposes that may be offset  against future taxable income was not considered more likely than not and accordingly, the potential tax benefits of the  net loss carry-forwards are offset by a full valuation allowance. Management made this assumption based on (a) the Company has incurred recurring losses, (b) general economic conditions, and (c) its ability to raise additional funds to support its daily operations by way of a public or private offering, among other factors;

These significant accounting estimates or assumptions bear the risk of change due to the fact that there are uncertainties attached to these estimates or assumptions, and certain estimates or assumptions are difficult to measure or value.

Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable in relation to the financial statements taken as a whole under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Management regularly evaluates the key factors and assumptions used to develop the estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such evaluations, if deemed appropriate, those estimates are adjusted accordingly.

Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements.

To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below: F-7

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.
Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.
Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amount of the Company’s financial assets and liabilities, such as cash, prepaid expenses, accounts payable and accrued expenses, approximate their fair value because of the short maturity of those instruments.

Transactions involving related parties cannot be presumed to be carried out on an arm's-length basis, as the requisite conditions of competitive, free-market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm's-length transactions unless such representations can be substantiated.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less to be cash and cash equivalents.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for major additions and betterments are capitalized.  Maintenance and repairs are charged to operations as incurred. Depreciation is calculated using the straight-line method over the estimated useful lives, which range from five (5) years for computer equipment to seven (7) years for office furniture.  Upon sale or retirement of office equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in statements of operations.

Related Parties

The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions. Pursuant to Section 850-10-20 the related parties include: a. affiliates of the Company; b. entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; c. trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d. principal owners of the Company; e. management of the Company; f. other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g. other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of financial statements is not required in those statements.

The disclosures shall include:  a. the nature of the relationship(s) involved; b. a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c. the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d. amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Commitments and Contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur.  The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements.  If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.  Management does not believe, based upon information available at this time that these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

Revenue Recognition

The Company applies paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition.  The Company recognizes revenue when it is realized or realizable and earned.  The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

The Company derives its revenues from sales contracts with its customer with revenues being generated upon rendering of services.  Persuasive evidence of an arrangement is demonstrated via invoice; service is considered provided when the service is delivered to the customers; and the sales price to the customer is fixed upon acceptance of the purchase order and there is no separate sales rebate, discount, or volume incentive.

Income Tax Provision

The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns.

Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

The Company adopted the provisions of paragraph 740-10-25-13 of the FASB Accounting Standards Codification. Paragraph 740-10-25-13 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  Under paragraph 740-10-25-13, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.

The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement.  Paragraph 740-10-25-13 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.

The estimated future tax effects of temporary differences between the tax basis of assets and liabilities are reported in the accompanying balance sheets, as well as tax credit carry-backs and carry-forwards. The Company periodically reviews the recoverability of deferred tax assets recorded on its balance sheets and provides valuation allowances as management deems necessary.

Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In addition, the Company operates within multiple taxing jurisdictions and is subject to audit in these jurisdictions. In management’s opinion, adequate provisions for income taxes have been made for all years. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.

Uncertain Tax Positions

The Company did not take any uncertain tax positions and had no unrecognized tax liabilities or benefits in accordance with the provisions of Section 740-10-25 at December 31, 2016 and 2015.

Earnings per Share

Earnings Per Share is the amount of earnings attributable to each share of common stock. For convenience, the term is used to refer to either earnings or loss per share.  Earnings per share ("EPS") is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification.  Pursuant to ASC Paragraphs 260-10-45-10 through 260-10-45-16 Basic EPS shall be computed by dividing income available to common stockholders (the numerator) by the weighted-average number of common shares outstanding (the denominator) during the period.  Income available to common stockholders shall be computed by deducting both the dividends declared in the period on preferred stock (whether or not paid) and the dividends accumulated for the period on cumulative preferred stock (whether or not earned) from income from continuing operations (if that amount appears in the income statement) and also from net income.  The computation of diluted EPS is similar to the computation of basic EPS except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued during the period to reflect the potential dilution that could occur from common shares issuable through contingent shares issuance arrangement, stock options or warrants.

Pursuant to ASC Paragraphs 260-10-45-45-21 through 260-10-45-45-23 Diluted EPS shall be based on the most advantageous conversion rate or exercise price from the standpoint of the security holder.  The dilutive effect of outstanding call options and warrants (and their equivalents) issued by the reporting entity shall be reflected in diluted EPS by application of the treasury stock method unless the provisions of paragraphs 260-10-45-35 through 45-36 and 260-10-55-8 through 55-11 require that another method be applied.

Equivalents of options and warrants include non-vested stock granted to employees, stock purchase contracts, and partially paid stock subscriptions (see paragraph 260–10–55–23). Anti-dilutive contracts, such as purchased put options and purchased call options, shall be excluded from diluted EPS.  Under the treasury stock method: a. Exercise of options and warrants shall be assumed at the beginning of the period (or at time of issuance, if later) and common shares shall be assumed to be issued. b. The proceeds from exercise shall be assumed to be used to purchase common stock at the average market price during the period. (See paragraphs 260-10-45-29 and 260-10-55-4 through 55-5.) c. The incremental shares (the difference between the number of shares assumed issued and the number of shares assumed purchased) shall be included in the denominator of the diluted EPS computation.

There were no potentially debt or equity instruments issued and outstanding at any time during the periods ended December 31, 2016 and 2015.

Cash Flows Reporting

The Company adopted paragraph 230-10-45-24 of the FASB Accounting Standards Codification for cash flows reporting, classifies cash receipts and payments according to whether they stem from operating, investing, or financing activities and provides definitions of each category, and uses the indirect or reconciliation method (“Indirect method”) as defined by paragraph 230-10-45-25 of the FASB Accounting Standards Codification to report net cash flow from operating activities by adjusting net income to reconcile it to net cash flow from operating activities by removing the effects of (a) all deferrals of past operating cash receipts and payments and all accruals of expected future operating cash receipts and payments and (b) all items that are included in net income that do not affect operating cash receipts and payments.  The Company reports the reporting currency equivalent of foreign currency cash flows, using the current exchange rate at the time of the cash flows and the effect of exchange rate changes on cash held in foreign currencies is reported as a separate item in the reconciliation of beginning and ending balances of cash and cash equivalents and separately provides information about investing and financing activities not resulting in cash receipts or payments in the period pursuant to paragraph 830-230-45-1 of the FASB Accounting Standards Codification.

Subsequent Events

The Company follows the guidance in Section 855-10-50 of the FASB Accounting Standards Codification for the disclosure of subsequent events. The Company will evaluate subsequent events through the date when the financial statements were issued.

Recently Issued Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, will have a material effect on the accompanying financial statements.

Note 3 – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

As reflected in the accompanying financial statements, the Company had accumulated deficit at December 31, 2016, which raise substantial doubt about the Company’s ability to continue as a going concern.

The Company is attempting to generate sufficient revenue; however, the Company’s cash position may not be sufficient to support the Company’s daily operations.

Management intends to raise additional funds by way of a private or public offering.  While the Company believes in the viability of its strategy to continue operations and generate sufficient revenue and in its ability to raise additional funds, there can be no assurances to that effect.  The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate sufficient revenue and its ability to raise additional funds by way of a public or private offering.

The financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary if the Company is unable to continue as a going concern.

Note 4 – Property and Equipment

Property and equipment at December 31, 2016 and September 30, 2016 consisted of the following:

	Estimated Useful Lives (Years)	December 31, 2016	September 30, 2016

Computer equipment	5	$ 5,832	$ 688
Less accumulated depreciation		(841)	(358)
Total property and equipment, net		$ 4,991	$ 330

Depreciation expense

Depreciation expense for the three-months ended December 31, 2016 and the year ended September 30, 2016 was $483 and $220, respectively.

Note 5 – Related Party Transactions

Consulting services from President, Chief Executive Officer, Secretary and Treasurer and Chief Financial Officer

Consulting services provided by the President, Chief Executive Officer, Secretary and Treasurer and Chief Financial Officer for the three months ended December 31, 2016 and the year ended September 30, 2016 were as follows:

	For the Three Months Ended December 31, 2016		For the Year Ended September 30, 2016

President, Chief Executive Officer	$1,500		$6,000
Chief Financial Officer, Secretary and Treasurer	1,500		6,000
	$3,000	*	$12,000	*

 * - During the three-month period ended December 31, 2016, $1,950 of these related parties consulting services was recognized in cost of revenues and $1,050 in officers’ compensation within operating expenses. During the year ended September 30, 2016, $7,050 of these related parties consulting services was recognized in cost of revenues and $4,950 in officers’ compensation within operating expenses.

Accounts Payable – Related Parties

As of December 31, 2016 and September 30, 2016 the Company owed its directors and officers $16,000 and $13,000 respectively. These amounts represent unpaid consulting fees as of the end of the reporting period.

Note 6 – Stockholders’ Equity

Shares authorized

Upon formation the total number of shares of all classes of stock which the Company is authorized to issue is seventy-five million (75,000,000) shares of common stock, par value $0.001 per share.

Common stock

 In August 2015, the Company sold 2,750,000 shares of its common stock at par to its directors for $2,750 in cash.

Note 7 – Subsequent Events

In accordance with ASC 855-10 we have analyzed our operations subsequent to December 31, 2016 to February 4, 2017, the date of these financial statement were issued, and have determined that we do not have any material subsequent events to disclose in these financial statements other than the events discussed above.

KINETIC GROUP INC.

MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA  98125

206.353.5736

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Kinetic Group, Inc.

We have audited the accompanying balance sheets of Kinetic Group, Inc. as of September 30, 2016 and 2015 and the related statements of operations, stockholders’ deficit and cash flows for the periods then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of Kinetic Group, Inc. for the years ended September 30, 2016 and 2015 and the results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note #3 to the financial statements, although the Company has limited operations it has yet to attain profitability. This raises substantial doubt about its ability to continue as a going concern. Management’s plan in regard to these matters is also described in Note #3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ MICHAEL GILLESPIE & ASSOCIATES, PLLC

Seattle, Washington

January 29, 2017

KINETIC GROUP INC. BALANCE SHEETS
	September 30, 2016	September 30, 2015
ASSETS
Current Assets:
Cash	$ 13,425	$ 2,954
Total current assets	13,425	2,954
Property and equipment, net	330	550
Total Assets	$ 13,755	$ 3,504

LIABILITIES AND STOCKHOLDER'S (DEFICIT)
Current Liabilities:
Accounts payable and accrued liabilities	$ 5,444	$ 3,693
Accounts payable - related parties	13,000	1,000
Total current liabilities	18,444	4,693
Total Liabilities	18,444	4,693

Commitments and Contingencies

Stockholders' Equity (Deficit):
Common stock, par value $0.001 per share, 75,000,000 shares authorized; 2,750,000 shares issued and outstanding as of September 30, 2016 and 2015	2,750	2,750
Accumulated deficit	(7,439)	(3,939)
Total stockholders' (deficit)	(4,689)	(1,189)
Total Liabilities and Stockholder's (Deficit)	$ 13,755	$ 3,504

The accompanying notes are an integral part of these financial statements.

KINETIC GROUP INC. STATEMENTS OF OPERATIONS
	Year Ended September 30, 2016	Year Ended September 30, 2015

Revenue	$ 16,150	$ -
Cost of revenue	7,050	-
Gross profit	9,100	-

Operating Expenses:
Compensation – officers	4,950	1,000
General and administrative	7,650	2,714
Total operating expenses	12,600	3,714
Loss from Operations	(3,500)	(3,714)
Income tax provision	-	-
Net Loss	$ (3,500)	$ (3,714)

Net Loss Per Common Share:
Net loss per common share - Basic and Diluted	$ 0.00	$ 0.00

Outstanding - Basic and Diluted	2,750,000	256,846

The accompanying notes are an integral part of these financial statements.

KINETIC GROUP INC. STATEMENTS OF CHANGES IN STOCKHOLDERS’(DEFICIT)
Description	Common stock		Accumulated Deficit	Total
	Shares	Amount

Balance – October 1, 2014	-	$ -	$ (225)	$ (225)

Common stock issued for cash at $0.001 per share	2,750,000	2,750	-	2,750
Net income (loss)	-	-	(3,714)	(3,714)
Balance – September 30, 2015	2,750,000	2,750	(3,939)	(1,189)

Net income (loss)	-	-	(3,500)	(3,500)
Balance – September 30, 2016	2,750,000	$ 2,750	$ (7,439)	$ (4,689)

The accompanying notes are an integral part of these financial statements.

KINETIC GROUP INC. STATEMENTS OF CASH FLOWS
	Year Ended September 30, 2016	Year Ended September 30, 2015
Operating Activities:
Net Loss	$ (3,500)	$ (3,714)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	220	138
Changes in Operating Assets and Liabilities-
Accounts payable and accrued liabilities	1,751	3,468
Accounts payable - related party	12,000	1,000
Net Cash Provided (Used) by Operating Activities	(10,471)	892

Investing Activities:
Acquisition of property and equipment	-	(688)
Net Cash Used in Investing Activities	-	(688)

Financing Activities:
Proceeds from issuance of common stock	-	2,750
Net Cash Provided by Financing Activities	-	5,500

Net Change in Cash	(10,471)	2,954
Cash - Beginning of Period	2,954	-
Cash - End of Period	$ 13,425	$ 2,954

Cash paid during the period for:
Interest	$ -	$ -
Income tax paid	$ -	$ -

The accompanying notes are an integral part of these financial statements.

KINETIC GROUP INC.

NOTES TO THE SEPTEMBER 30, 2016 AND 2015 FINANCIAL STATEMENTS

Note 1 – Organization and Operations

Kinetic Group Inc., a Nevada corporation, (the “Company”) was formed under the laws of the State of Nevada on June 6, 2014.  Kinetic Group Inc. is a full service integrated digital marketing agency. The company offers a full range of web services, including web marketing services, social and viral marketing campaigns, search engine optimization consulting, custom web design, website usability consulting and web analytics implementation. The Company generates revenue from sales of its marketing services made directly to small and medium business customers.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Development Stage company

Kinetic Group Inc. is a development stage company as defined by section 915-10-20 of the FASB Accounting Standards Codification.  Although the Company has recognized nominal amounts of revenue, it is still devoting substantially all of its efforts on establishing the business.  All losses accumulated since Inception (June 4, 2014) have been considered as part of the Company’s development stage activities.

In June 2014, the FASB issued ASU No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation.

The amendments in this Update remove the definition of a development stage entity from the Master Glossary of the Accounting Standards Codification, thereby removing the financial reporting distinction between development stage entities and other reporting entities from U.S. GAAP. In addition, the amendments eliminate the requirements for development stage entities to (1) present inception-to-date information in the statements of income, cash flows, and shareholder equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage.

For public business entities, those amendments are effective for annual reporting periods beginning after December 15, 2014, and interim periods therein. Kinetic Group has elected to early adopt Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements. The adoption of this ASU allows the company to remove the inception to date information and all references to development stage.

Use of Estimates and Assumptions and Critical Accounting Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date(s) of the financial statements and the reported amounts of revenues and expenses during the reporting period(s).

Critical accounting estimates are estimates for which (a) the nature of the estimate is material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change and (b) the impact of the estimate on financial condition or operating performance is material. The Company’s critical accounting estimates and assumptions affecting the financial statements were:

(i)

Assumption as a going concern: Management assumes that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

(ii)

Allowance for doubtful accounts: Management’s estimate of the allowance for doubtful accounts is based on historical sales, historical loss levels, and an analysis of the collectability of individual accounts; and general economic conditions that may affect a client’s ability to pay. The Company evaluated the key factors and assumptions used to develop the allowance in determining that it is reasonable in relation to the financial statements taken as a whole.

(iii)

Valuation allowance for deferred tax assets: Management assumes that the realization of the Company’s net deferred tax  assets resulting from its net operating loss (“NOL”) carry–forwards for Federal income tax purposes that may be offset  against future taxable income was not considered more likely than not and accordingly, the potential tax benefits of the  net loss carry-forwards are offset by a full valuation allowance. Management made this assumption based on (a) the Company has incurred recurring losses, (b) general economic conditions, and (c) its ability to raise additional funds to support its daily operations by way of a public or private offering, among other factors;

These significant accounting estimates or assumptions bear the risk of change due to the fact that there are uncertainties attached to these estimates or assumptions, and certain estimates or assumptions are difficult to measure or value.

Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable in relation to the financial statements taken as a whole under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Management regularly evaluates the key factors and assumptions used to develop the estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such evaluations, if deemed appropriate, those estimates are adjusted accordingly.

Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements.

To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels.  The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.
Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.
Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amount of the Company’s financial assets and liabilities, such as cash, prepaid expenses, accounts payable and accrued expenses, approximate their fair value because of the short maturity of those instruments.

Transactions involving related parties cannot be presumed to be carried out on an arm's-length basis, as the requisite conditions of competitive, free-market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm's-length transactions unless such representations can be substantiated.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less to be cash and cash equivalents.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for major additions and betterments are capitalized.  Maintenance and repairs are charged to operations as incurred.

Depreciation is calculated using the straight-line method over the estimated useful lives, which range from five (5) years for computer equipment to seven (7) years for office furniture.  Upon sale or retirement of office equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in statements of operations.

Related Parties

The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions. Pursuant to Section 850-10-20 the related parties include: a. affiliates of the Company; b. entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; c. trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d. principal owners of the Company; e. management of the Company; f. other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g. other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of financial statements is not required in those statements.

The disclosures shall include:  a. the nature of the relationship(s) involved; b. a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c. the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d. amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Commitments and Contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur.  The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements.  If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.  Management does not believe, based upon information available at this time that these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

Revenue Recognition

The Company applies paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition.  The Company recognizes revenue when it is realized or realizable and earned.  The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

The Company derives its revenues from sales contracts with its customer with revenues being generated upon rendering of services.  Persuasive evidence of an arrangement is demonstrated via invoice; service is considered provided when the service is delivered to the customers; and the sales price to the customer is fixed upon acceptance of the purchase order and there is no separate sales rebate, discount, or volume incentive.

Income Tax Provision

The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns.

Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

The Company adopted the provisions of paragraph 740-10-25-13 of the FASB Accounting Standards Codification. Paragraph 740-10-25-13 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  Under paragraph 740-10-25-13, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.

The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement.  Paragraph 740-10-25-13 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.

The estimated future tax effects of temporary differences between the tax basis of assets and liabilities are reported in the accompanying balance sheets, as well as tax credit carry-backs and carry-forwards. The Company periodically reviews the recoverability of deferred tax assets recorded on its balance sheets and provides valuation allowances as management deems necessary.

Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In addition, the Company operates within multiple taxing jurisdictions and is subject to audit in these jurisdictions. In management’s opinion, adequate provisions for income taxes have been made for all years. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.

Uncertain Tax Positions

The Company did not take any uncertain tax positions and had no unrecognized tax liabilities or benefits in accordance with the provisions of Section 740-10-25 at September 30, 2016 and 2015.

Earnings per Share

Earnings Per Share is the amount of earnings attributable to each share of common stock. For convenience, the term is used to refer to either earnings or loss per share.  Earnings per share ("EPS") is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification.  Pursuant to ASC Paragraphs 260-10-45-10 through 260-10-45-16 Basic EPS shall be computed by dividing income available to common stockholders (the numerator) by the weighted-average number of common shares outstanding (the denominator) during the period.  Income available to common stockholders shall be computed by deducting both the dividends declared in the period on preferred stock (whether or not paid) and the dividends accumulated for the period on cumulative preferred stock (whether or not earned) from income from continuing operations (if that amount appears in the income statement) and also from net income.  The computation of diluted EPS is similar to the computation of basic EPS except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued during the period to reflect the potential dilution that could occur from common shares issuable through contingent shares issuance arrangement, stock options or warrants.

Pursuant to ASC Paragraphs 260-10-45-45-21 through 260-10-45-45-23 Diluted EPS shall be based on the most advantageous conversion rate or exercise price from the standpoint of the security holder.  The dilutive effect of outstanding call options and warrants (and their equivalents) issued by the reporting entity shall be reflected in diluted EPS by application of the treasury stock method unless the provisions of paragraphs 260-10-45-35 through 45-36 and 260-10-55-8 through 55-11 require that another method be applied.

Equivalents of options and warrants include non-vested stock granted to employees, stock purchase contracts, and partially paid stock subscriptions (see paragraph 260–10–55–23). Anti-dilutive contracts, such as purchased put options and purchased call options, shall be excluded from diluted EPS.  Under the treasury stock method: a. Exercise of options and warrants shall be assumed at the beginning of the period (or at time of issuance, if later) and common shares shall be assumed to be issued. b. The proceeds from exercise shall be assumed to be used to purchase common stock at the average market price during the period. (See paragraphs 260-10-45-29 and 260-10-55-4 through 55-5.) c. The incremental shares (the difference between the number of shares assumed issued and the number of shares assumed purchased) shall be included in the denominator of the diluted EPS computation.

There were no potentially debt or equity instruments issued and outstanding at any time during the years ended September 30, 2016 and 2015.

Cash Flows Reporting

The Company adopted paragraph 230-10-45-24 of the FASB Accounting Standards Codification for cash flows reporting, classifies cash receipts and payments according to whether they stem from operating, investing, or financing activities and provides definitions of each category, and uses the indirect or reconciliation method (“Indirect method”) as defined by paragraph 230-10-45-25 of the FASB Accounting Standards Codification to report net cash flow from operating activities by adjusting net income to reconcile it to net cash flow from operating activities by removing the effects of (a) all deferrals of past operating cash receipts and payments and all accruals of expected future operating cash receipts and payments and (b) all items that are included in net income that do not affect operating cash receipts and payments.  The Company reports the reporting currency equivalent of foreign currency cash flows, using the current exchange rate at the time of the cash flows and the effect of exchange rate changes on cash held in foreign currencies is reported as a separate item in the reconciliation of beginning and ending balances of cash and cash equivalents and separately provides information about investing and financing activities not resulting in cash receipts or payments in the period pursuant to paragraph 830-230-45-1 of the FASB Accounting Standards Codification.

Subsequent Events

The Company follows the guidance in Section 855-10-50 of the FASB Accounting Standards Codification for the disclosure of subsequent events. The Company will evaluate subsequent events through the date when the financial statements were issued.

Recently Issued Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, will have a material effect on the accompanying financial statements.

Note 3 – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

As reflected in the accompanying financial statements, the Company had accumulated deficit at September 30, 2016, which raise substantial doubt about the Company’s ability to continue as a going concern.

The Company is attempting to generate sufficient revenue; however, the Company’s cash position may not be sufficient to support the Company’s daily operations.

Management intends to raise additional funds by way of a private or public offering.  While the Company believes in the viability of its strategy to continue operations and generate sufficient revenue and in its ability to raise additional funds, there can be no assurances to that effect.  The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate sufficient revenue and its ability to raise additional funds by way of a public or private offering.

The financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary if the Company is unable to continue as a going concern.

Note 4 – Property and Equipment

Property and equipment at September 30, 2016 and 2015 consisted of the following:

	Estimated Useful Lives (Years)	September 30, 2016	September 30, 2015

Computer equipment	5	$ 688	$ 688
Less accumulated depreciation		(358)	(138)
Total property and equipment, net		$ 330	$ 550

Depreciation expense

Depreciation expense for the years ended September 30, 2016 and 2015 was $220 and $138, respectively.

Note 5 – Related Party Transactions

Consulting services from President, Chief Executive Officer, Secretary and Treasurer and Chief Financial Officer

Consulting services provided by the President, Chief Executive Officer, Secretary and Treasurer and Chief Financial Officer for the years ended September 30, 2016 and 2015 were as follows:

	For the Year Ended September 30, 2016		For the Year Ended September 30, 2015

President, Chief Executive Officer	$6,000		$500
Chief Financial Officer, Secretary and Treasurer	6,000		500
	$12,000	*	$1,000	*

* - During the year ended September 30, 2016, $7,050 (September 30, 2015: $0) of these related parties consulting services was recognized in cost of revenues and $4,950 (September 30, 2015: $1,000) in officers’ compensation within operating expenses.

Accounts Payable – Related Parties

As of September 30, 2016 and 2015 the Company owed its directors and officers $13,000 and $1,000 respectively. These amounts represent unpaid consulting fees as of the end of the reporting period.

Note 6 – Stockholders’ Equity

Shares authorized

Upon formation the total number of shares of all classes of stock which the Company is authorized to issue is seventy-five million (75,000,000) shares of common stock, par value $0.001 per share.

Common stock

In August 2015, the Company sold 2,750,000 shares of its common stock at par to its directors for $2,750 in cash.

Note 7 – Income Tax

Deferred Tax Assets

At September 30, 2016 and 2015, the Company had net operating loss (“NOL”) carry–forwards for Federal income tax purposes of $7,438 and $3,939, respectively, that may be offset against future taxable income through 2034.  No tax benefit has been reported with respect to these net operating loss carry-forwards in the accompanying financial statements because the Company believes that the realization of the Company’s net deferred tax assets of approximately $1,116, was not considered more likely than not and accordingly, the potential tax benefits of the net loss carry-forwards are fully offset by a full valuation allowance.

Components of deferred tax assets are as follows:

	September 30, 2016	September 30, 2015
Net deferred tax assets – Non-current:
Expected income tax benefit from NOL carry-forwards	$1,116	$591
Less valuation allowance	(1,116)	(591)
Deferred tax assets, net of valuation allowance	$-	$-

Deferred tax assets consist primarily of the tax effect of NOL carry-forwards.  The Company has provided a full valuation allowance on the deferred tax assets because of the uncertainty regarding its realizability.  The valuation allowance increased approximately $525 during the year ended September 30, 2016 and $557 during the year ended September 30, 2015.

Income Tax Provision in the Statements of Operations

A reconciliation of the federal statutory income tax rate and the effective income tax rate as a percentage of income before income taxes is as follows:

	For the Year Ended September 30, 2016	For the Year Ended September 30, 2015

Federal statutory income tax rate	15.0%	15.0%
Change in valuation allowance on net operating loss carry-forwards	(15.0)%	(15.0)%
Effective income tax rate	0.00%	0.00%

We follow ASC 740 Accounting for Uncertainty in Income Taxes. Under ASC 740, tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than fifty percent likely to be realized upon ultimate settlement. Unrecognized tax benefits are tax benefits claimed in our tax returns that do not meet these recognition and measurement standards. We had no liabilities for unrecognized tax benefits at September 30, 2016 and 2015.

Our policy is to recognize potential interest and penalties accrued related to unrecognized tax benefits within income tax expense. For the years ended September 30, 2016 and 2015, we did not recognize any interest or penalties in our statement of operations, nor did we have any interest or penalties accrued in our balance sheet at September 30, 2016 and 2015 relating to unrecognized tax benefits.

The tax years 2015-2016 remain open to examination for federal income tax purposes and by the other major taxing jurisdictions to which we are subject.

Note 8 – Concentrations

Customers:

The following table sets forth information as to each customer that accounted for 10% or more of the Company’s revenue for the years ended September 30, 2016 and 2015.

	For the Year Ended September 30, 2016	For the Year Ended September 30, 2015

Company A	14.10%	-%
Company B	15.48%	-%
Company C	20.12%	-%
Company D	21.36%	-%
Company E	21.52%	-%
Other Companies (less than 10% each)	7.42%	-%
	100.00%	100.00%

Note 9 – Subsequent Events

In accordance with ASC 855-10 we have analyzed our operations subsequent to September 30, 2016 to January 29, 2017, the date of these financial statement were issued, and have determined that we do not have any material subsequent events to disclose in these financial statements other than the events discussed above.

________________

[Back Page of Prospectus]

PROSPECTUS

SHARES OF COMMON STOCK

2,000,000 Minimum – 20,000,000 Maximum

KINETIC GROUP INC.

_______________

Dealer Prospectus Delivery Obligation

Until _____________ ___, 2017, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses to be paid in connection with the common stock being registered, all of which will be paid by Kinetic Group Inc. (on behalf of itself and the selling stockholders) in connection with this Offering.  All amounts are estimates:

Accounting and audit fees	$5,500
Filing fees	800
Legal fees and expenses	1,000
Securities and Exchange Commission registration fee	41
Transfer Agent Fees	800
Total:	$8,141

IDEMNIFICATION OF DIRECTORS AND OFFICERS

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or Director who is made a party to any proceeding, including a lawsuit, because of his/her position, if he/she acted in good faith and in a manner he/she reasonably believed to be in our best interest.  We may advance expenses incurred in defending a proceeding.  To the extent that the officer or Director is successful on the merits in a proceeding as to which he/she is to be indemnified, we must indemnify him/her against all expenses incurred, including attorney's fees.  With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or Director is judged liable, only by a court order.  The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to Directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

RECENT SALES OF UNREGISTERED SECURITIES

We completed an offering of 2,750,000 shares of our common stock at a price of $0.001 per share to our Directors Yaroslav Startsev (1,500,000) and Nikolai Kuzmin (1,250,000) in August, 2015.  The total amount received from this Offering was $2,750.  We completed this offering pursuant to Regulation S of the Securities Act. All of our directors and all of our executive officers reside outside the United States.

The offer and sale of all shares of our common stock listed above were affected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Regulation S promulgated under the Securities Act.

The investor acknowledged the following: subscriber is not a United States Person, nor is the subscriber acquiring the shares directly or indirectly for the account or benefit of a United States Person.  None of the funds used by the subscriber to purchase the units have been obtained from United States Persons.  For purposes of the Subscription Agreement, “United States Person” within the meaning of U.S. tax laws, means a citizen or resident of the United States, any former U.S. citizen subject to Section 877 of the Internal Revenue Code, any corporation, or partnership organized or existing under the laws of the United States of America or any state, jurisdiction, territory or possession thereof and any estate or trust the income of which is subject to U.S. federal income tax irrespective of its source, and within the meaning of U.S. securities laws, as defined in Rule 902(o) of Regulation S, means: (i) any natural person resident in the United States; (ii) any partnership or corporation organized or incorporated under the laws of the United States; (iii) any estate of which any executor or administrator is a U.S. person; (iv) any trust of which any trustee is a U.S. person; (v) any agency or branch of a foreign entity located in the United States; (vi) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person;  (vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; and (viii) any partnership or corporation if organized under the laws of any foreign jurisdiction, and formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a)) who are not natural persons, estates or trusts.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

FINANCIAL STATEMENT SCHEDULES

All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and therefore have been omitted.

EXHIBITS

The exhibits listed under here below are filed as part of this Form S-1:

3.1	Articles of Incorporation *
3.2	Bylaws*
4.2	Subscription Agreement *
5.1	Legal Opinion*
10.1	Management Consultant Agreement , C.E.O.*
10.2	Management Consultant Agreement, C.F.O. *
23.1	Consent of Consent of Michael Gillespie and Associates, PLLC Certified Public Accountants

*- Previously filed

UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.     To file, during any period in which it offers or sells securities, a post- effective amendment to this registration statement to:

            (a)        include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)        reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth  in this registration statement; and notwithstanding the forgoing, any increase or decrease  in volume of  securities  offered (if the total dollar value of  securities  offered  would not exceed that which was  registered)  and  any  deviation from  the  low or  high  end of the estimated  maximum  offering  range may be reflected in the form of prospectus  filed with the commission  pursuant to Rule 424(b) if, in the aggregate,  the changes in the volume and price represent no more than a 20% change in the maximum  aggregate  offering price set forth in the  "Calculation  of  Registration  Fee"  table in the  effective registration Statement; and

            (c)        include any additional or changed material information on the plan of distribution.

2.    That, for the purpose of determining any liability  under the  Securities Act,  each  such  post-effective  amendment  shall be  deemed to be a  new registration statement relating to the securities offered herein, and  the offering  of such  securities  at that  time  shall be  deemed  to be  the initial bona fide offering thereof.

3.    To remove from registration by means of a post-effective amendment any of the  securities  being  registered  hereby  which  remain  unsold  at  the termination of the offering.

4.    That, for determining  our  liability  under  the  Securities  Act  to any purchaser in the initial distribution of the securities, we undertake that in  a  primary  offering  of  our securities pursuant to this registration statement,  regardless  of  the  underwriting  method  used  to  sell  the securities to the purchaser, if the securities are offered or sold to       such purchaser by means of any of the following  communications,  we  will be a seller  to  the  purchaser  and  will  be considered to offer or sell such securities to such purchaser:

(i)                  any preliminary prospectus or prospectus that we file relating to the offering required to be filed pursuant to  Rule 424 (Section 230.424 of this chapter);

            (ii)         any free writing prospectus relating to the offering  prepared by or on our behalf or used or referred to by us;

(iii)               the portion  of any other free writing prospectus  relating  to  the offering containing  material  information  about us or our securities provided by or on behalf of us; and

   (iv)       any other communication that is an offer in the offering made by us to the purchaser.

Each prospectus filed pursuant to  Rule 424(b) as  part  of  a  registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed  in  reliance  on Rule 430A, shall be deemed to be part of and included in the registration statement  as  of the date it is first used after effectiveness.  Provided, however, that no statement made in  a  registration  statement  or  prospectus  that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that  is  part of the registration statement will, as to a purchaser with a time of contract  of sale prior to such first use, supersede or modify any statement that was made in  the  registration statement or prospectus that was part of the registration statement or  made  in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities  Act may be  permitted   to our  directors,  officers  and  controlling persons  pursuant to the provisions   above,   or  otherwise,   we have been advised that  in  the opinion  of  the   Securities   and  Exchange   Commission  such indemnification is against public policy as expressed in the Securities  Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers,  or controlling  persons in the successful defense of any action, suit or  proceeding,  is asserted by one of our directors,  officers,  or controlling persons in connection with the securities being registered,  we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit  to a  court  of  appropriate  jurisdiction  the  question  whether  such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Las Vegas, Nevada, on March 17, 2017.

Kinetic Group Inc.

By:	/s/ Yaroslav Startsev
Yaroslav Startsev
President, Chief Executive Officer (Principal Executive Officer) and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURES	TITLE	DATE

/s/ Yaroslav Startsev	President, CEO and Director	March 17, 2017
Yaroslav Startsev
/s/ Nikolai Kuzmin	Treasurer, CFO, Principal Accounting Officer, Principal Financial Officer and Director	March 17, 2017
Nikolai Kuzmin